Exhibit 4.1

Execution version

BOND TERMS

FOR

HMH Holding B.V. 9.875% senior secured USD 275,000,000 bonds 2023/2026

INITIAL TEMPORARY ISIN NO0013063487

ISIN NO0013063495

ATTACHMENT 1 COMPLIANCE CERTIFICATE

ATTACHMENT 2 RELEASE NOTICE – ESCROW ACCOUNT

ATTACHMENT 3 AGREED SECURITY PRINCIPLES

BOND TERMS between
ISSUER:	HMH Holding B.V., a private limited liability company existing under the laws of The Netherlands, having its official seat in Amsterdam, The Netherlands, with registration number 82719322 and LEI-code 8945008FRZIYPW0VW366; and

BOND TRUSTEE:	Nordic Trustee AS, a company existing under the laws of Norway with registration number 963 342 624 and LEI-code 549300XAKTM2BMKIPT85.

DATED:	15 November 2023

These Bond Terms shall remain in effect for so long as any Bonds remain outstanding.

1.	INTERPRETATION

1.1	Definitions

The following terms will have the following meanings:

“Accounting Standard” means GAAP.

“Additional Bonds” means the debt instruments issued under a Tap Issue, including any Temporary Bonds.

“Additional Secured Financing” means any credit facility with reputable financial institutions or any capital market instrument secured on a pari passu basis in the Transaction Security provided that such financing shall:

(a)	mature no earlier than six (6) months following the Maturity Date;

(b)	have no scheduled amortisation prior to the Maturity Date; and

(c)	not have a maximum commitment exceeding the amount of Outstanding Bonds (from time to time).

The agent, bond trustee or security trustee (however described) to such financing shall accede (in their respective capacities) to the Intercreditor Agreement.

“Adjusted EBITDA” means, in relation to a Relevant Period, EBITDA for that Relevant Period adjusted by:

(a)

including the operating profit before interest, tax, depreciation, amortisation and impairment charges (calculated on the same basis as EBITDA) of a Group Company for the Relevant Period (or attributable to a business or assets acquired by a Group Company during such period) prior to it becoming a Group Company or (as the case may be) prior to the acquisition of the business or assets; and

(b)

excluding the operating profit before interest, tax, depreciation, amortisation and impairment charges (calculated on the same basis as EBITDA) for the Relevant Period of any Group Company (or, as the case may be, any business or assets) sold or disposed of by a Group Company during such period.

“Affiliate” means, in relation to any person:

(a)	any person which is a Subsidiary of that person;

(b)	any person with Decisive Influence over that person (directly or indirectly); and

(c)	any person which is a Subsidiary of an entity with Decisive Influence over that person (directly or indirectly).

“Agreed Security Principles” means the security principles set out in Attachment 3 (Agreed Security Principles) hereto.

“Annual Financial Statements” means the audited consolidated annual financial statements of the Issuer for any financial year, prepared in accordance with the Accounting Standard, and to be certified by a director of the relevant company to give a true and fair view of its financial condition and operations as at the date at which those Annual Financial Statements were drawn up.

“Asset Sale Put Option” has the meaning ascribed to such term in Clause 10.4 (Mandatory repurchase due to a Material Asset Sale).

“Asset Sale Put Option Amount” means fifty (50.00) per cent. of the gross proceeds of a Material Asset Sale.

“Asset Sale Put Option Repayment Date” means the settlement date for the Asset Sale Put Option pursuant to Clause 10.4 (Mandatory repurchase due to a Material Asset Sale).

“Attachment” means any schedule, appendix or other attachment to these Bond Terms.

“Bond Currency” means the currency in which the Bonds are denominated, as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Bond Escrow Account” means the CSD account in the name of the Issuer established prior to the Issue Date, to which the Existing Bonds (received as payment-in-kind for the Initial Temporary Bonds) will be credited.

“Bond Escrow Account Pledge” means the first priority pledge over the Bond Escrow Account in favour of the Bond Trustee on behalf of the holders of Initial Temporary Bonds and blocked so that no withdrawals can be made therefrom without the Bond Trustee’s prior written consent.

“Bond Terms” means these terms and conditions, including all Attachments which form an integrated part of these Bond Terms, in each case as amended and/or supplemented from time to time.

“Bond Trustee” means the company designated as such in the preamble to these Bond Terms, or any successor, acting for and on behalf of the Bondholders in accordance with these Bond Terms.

“Bond Trustee Fee Agreement” means the agreement entered into between the Issuer and the Bond Trustee relating, among other things, to the fees to be paid by the Issuer to the Bond Trustee for the services provided by the Bond Trustee relating to the Bonds.

“Bondholder” means a person who is registered in the CSD as directly registered owner or nominee holder of a Bond, subject however to Clause 3.3 (Bondholders’ rights).

“Bondholders’ Meeting” means a meeting of Bondholders as set out in Clause 15 (Bondholders’ Decisions).

“Bonds” means (i) the debt instruments issued by the Issuer pursuant to these Bond Terms, including any Initial Temporary Bonds and Additional Bonds, and (ii) any overdue and unpaid principal which has been issued under a separate ISIN in accordance with the regulations of the CSD from time to time.

“Bridge Financing” means any debt financing of an acquisition of assets or entities by any Group Company, provided that (a) such financing shall only be secured by guarantees from and/or security over (as applicable) the relevant Target Collateral, and (b) such financing shall not remain outstanding for more than six (6) months following completion of the acquisition.

“Business Day” means a day on which both the relevant CSD settlement system and the relevant settlement system for the Bond Currency are open.

“Business Day Convention” means that if the last day of any Interest Period originally falls on a day that is not a Business Day, no adjustment will be made to the Interest Period.

“Call Option” has the meaning ascribed to such term in Clause 10.2 (Voluntary early redemption – Call Option).

“Call Option Repayment Date” means the settlement date for the Call Option determined by the Issuer pursuant to Clause 10.2 (Voluntary early redemption – Call Option), paragraph (d) of Clause 10.3 (Mandatory repurchase due to a Put Option Event) or a date agreed upon between the Bond Trustee and the Issuer in connection with such redemption of Bonds.

“Change of Control Event” means:

(a)

prior to an IPO, any event where the Parent Entities (defined as Parent Entity under that definition), either collectively or individually cease to (i) control more than fifty (50.00) per cent. of the voting rights of the Issuer and (ii) maintain board control through majority representation; and

(b)	following an IPO, any person or group of persons acting in concert who owns or controls (directly or indirectly) more than fifty (50.00) per cent. of the shares or the voting rights in the Issuer.

“Clean Up Disposal” means any Disposal of any asset or entity acquired by any Group Company following the Issue Date and for which a binding agreement for Disposal is entered into within six (6) months from the date of the acquisition.

“Closing Procedure” has the meaning ascribed to such term in Clause 6.1 (c) (Conditions precedent for disbursement to the Issuer).

“Code” means the US Internal Revenue Code of 1986 (26 U.S.C. §§ 1 et seq.).

“Compliance Certificate” means a statement substantially in the form as set out in Attachment 1 hereto.

“Consolidated Cash and Cash Equivalent Assets” means, at the date of calculation (on a consolidated basis for the Issuer and the Group), the aggregate amount of:

(a)	cash in hand or on deposit held by the Issuer and any Group Company with any bank or financial institution; and

(b)	cash equivalents of the Issuer and any Group Company (as such assets would be reported in the Financial Reports),

that, in each case, is unencumbered by any Security, other than:

(i)	arising pursuant to any netting, set-off, cash management, cash pooling or consolidation or combination of accounts in accordance with the Issuer and Group’s banking arrangements; and

(ii)	any cash deposited as Security for any Consolidated Total Borrowings.

“Consolidated Finance Costs” means, in relation to a Relevant Period, all finance costs (whether paid, payable or added to principal) incurred by the Group during that period calculated on a consolidated basis, however excluding any PIK interest under any Subordinated Loan.

“Consolidated Net Total Borrowings” means Consolidated Total Borrowings less the amount of Consolidated Cash and Cash Equivalent Assets.

“Consolidated Total Assets” means the Group’s total assets less the value of all intangible assets (including, without limitation, goodwill) as shown in the Group’s latest Financial Reports from time to time.

“Consolidated Total Borrowings” means, in respect of the Group, at any time, the aggregate of the following liabilities calculated at the nominal, principal or other amount at which the liabilities would be carried in a consolidated balance sheet of the Issuer drawn up at that time under the Accounting Standard (and without double counting):

(a)	any moneys borrowed;

(b)	any bond, note, debenture, loan stock or other similar instrument but only to the extent that this constitutes Financial Indebtedness;

(c)	any Finance Lease;

(d)	any moneys owing in connection with the sale or discounting of receivables (except to the extent on non-recourse terms); and

(e)	any indebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a Group Company,

provided that any amount drawn under any Subordinated Loan shall not constitute or be included in the calculation of Consolidated Total Borrowings.

“Consolidated Total Equity” means, in respect of the Group and at any time, the sum of:

(a)	the aggregate amount of the Group’s equity; and

(b)	the aggregate outstanding principal amount of Subordinated Loans.

“CSD” means the central securities depository in which the Bonds are registered, being Verdipapirsentralen ASA (VPS).

“Decisive Influence” means a person having, as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly):

(a)	a majority of the voting rights in that other person; or

(b)	a right to elect or remove a majority of the members of the board of directors of that other person.

“Default Notice” has the meaning ascribed to such term in Clause 14.2 (Acceleration of the Bonds).

“Default Repayment Date” means the settlement date set out by the Bond Trustee in a Default Notice requesting early redemption of the Bonds.

“Disposal” means a sale, lease, transfer or other disposal by a Group Company of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Distribution” means:

(a)

any declaration, making or payment of dividend or other distribution (or interest on any unpaid dividend or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or making any kind of value transfer (including repayment or servicing of Subordinated Loans);

(b)	repayment or distribution of any of its share premium reserve; or

(c)	redemption, repurchase, defeasance, retirement or repayment of any of its share capital.

“EBITDA” means, in respect of any Relevant Period, the operating profit of the Group (on a consolidated basis) from ordinary activities (i.e. excluding the results from discontinued operations):

(a)

before deducting (i) any amount of tax on profits, gains or income whether paid, payable or capitalised by any Group Company (calculated on a consolidated basis) in respect of that Relevant Period, or (ii) any amounts distributed in respect thereof;

(b)	before deducting any finance charges or amounts accrued in the nature of non-cash interest accrued or payable in respect of any Subordinated Loans;

(c)	before adding any interest receivable by or accruing in favour of any Group Company;

(d)	after adding back any amount attributable to the amortisation, depreciation or impairment of assets (including, without limitation, amortisation or impairment of any goodwill or intangible assets);

(e)

before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any Group Company (calculated on a consolidated basis) in respect of that Relevant Period;

(f)

before taking into account any items of an exceptional or non-recurring nature provided that items excluded in accordance with this paragraph (f) have not already been adjusted on a “pro forma basis” and will in aggregate not exceed, for any Relevant Period thereafter, ten (10) per cent. of EBITDA for the applicable Relevant Period (prior to giving effect to such exclusions);

(g)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative which is accounted for on a hedge accounting basis);

(h)

after adding back (or deducting), as the case may be, the amount of any loss or gain against book value arising on a Disposal of any assets (other than in the ordinary course of trading), any loss or gain arising from an upward or downward revaluation of any asset, including without limitation impairment charges, asset write-offs, inventory revaluations, obsolescence charges, amortization of intangibles and other fair value adjustments;

(i)	after deducting the amount of any profit (or adding back the amount of any loss) of any Group Company which is attributable to minority interests;

(j)

before taking into account any cost of or income from retirement benefit plans other than any cost of benefit entitlements earned in the relevant accounting period (i.e. none of any cost recognized in respect of any prior period); and

(k)	plus or minus the Group’s share of the profit or losses (after finance costs and tax) of non-members of the Group (i.e. which are not consolidated in when preparing the relevant financial statements);

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“Equity Clawback” has the meaning ascribed to such term in paragraph (a) of Clause 10.6 (Early redemption – Equity Clawback).

“Equity Clawback Repayment Date” has the meaning ascribed to such term in paragraph (b) of Clause 10.6 (Early redemption – Equity Clawback).

“Equity Offering” means an equity offering (in connection with an IPO of the shares in the Issuer).

“Escrow Account” means an account in the name of the Issuer (in a Norwegian bank acceptable to the Bond Trustee or with NT Services AS), blocked and pledged on first priority as security for the Issuer’s obligations under the Finance Documents in favour of the Security Agent (on behalf of the Bondholders).

“Escrow Account Pledge” means the first priority pledge over the Escrow Account, where the bank operating the account has waived any set-off rights.

“Event of Default” means any of the events or circumstances specified in Clause 14.1 (Events of Default).

“Exchange” means:

(a)	Oslo Børs (the Oslo Stock Exchange); or

(b)

any regulated market as such term is understood in accordance with the Markets in Financial Instruments Directive 2014/65/EU (MiFID II) and Regulation (EU) No. 600/2014 on markets in financial instruments (MiFIR).

“Existing Bank Debt” means debt outstanding under the facilities agreement entered into between the Issuer as borrower and Nordea Bank Abp, filial i Norge as agent dated 28 September 2021 (as amended, novated, supplemented, extended or restated from time to time).

“Existing Bond Issue” means the Issuer’s senior secured callable USD 220,000,000 bond issue with ISIN NO 0012428996 in the aggregate principal amount of USD 150,000,000 pursuant to the bond terms dated 9 February 2022 entered into between the Issuer as issuer and Nordic Trustee AS as bond trustee for the Existing Bondholders.

“Existing Bondholders” means the persons who are registered in the CSD as directly registered owner or nominee holder of the Existing Bonds.

“Existing Bonds” means the bonds issued under the Existing Bond Issue.

“Finance Documents” means these Bond Terms, the Bond Trustee Fee Agreement, the Intercreditor Agreement, any Transaction Security Document and any other document designated by the Issuer and the Bond Trustee as a Finance Document.

“Finance Lease” means any lease or hire purchase contract, a liability under which would, in accordance with the Accounting Standard as in force at the Issue Date, be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with Accounting Standard in force prior to 1 January 2019 (IAS 17), have been treated as an operating lease).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)

any amount raised pursuant to any issue of bonds, notes, debentures, loan stock or any similar instrument (other than any performance, bid, advance payment or similar bond issued by a Group Company and which is not issued in respect of other Financial Indebtedness), including the Bonds;

(d)	any redeemable preference share which is redeemable prior to the Maturity Date;

(e)	the amount of any liability in respect of Finance Leases;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or financing the acquisition of that asset or the construction of that asset; and

(ii)	involves a period of more than six (6) months before or after the date of acquisition or supply;

(h)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(i)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing and which is treated as a borrowing in accordance with the Accounting Standard;

(j)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, provided that where the underlying instrument is a performance, bid, advance payment or similar bond it will only constitute Financial Indebtedness for the purpose of the cross-default provision; and

(k)	the amount of any liability in respect of any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (j) above.

“Financial Reports” means the Original Financial Statements, the Annual Financial Statements and the Interim Accounts.

“Financial Support” means any loans, guarantees, Security or other financial assistance (whether actual or contingent).

“First Call Date” means the Interest Payment Date falling in May 2025.

“First Call Price” means the price set out in paragraph (a)(ii) of Clause 10.2 (Voluntary early redemption – Call Option).

“GAAP” means generally accepted accounting practices and principles in the country in which the Issuer is incorporated including, and if used by the Issuer, IFRS.

“Gearing Ratio” means the ratio of Consolidated Net Total Borrowings to Consolidated Total Equity.

“Group” means the Issuer and its Subsidiaries from time to time.

“Group Company” means any person which is a member of the Group.

“Guarantee” means the unconditional Norwegian law guarantee and indemnity (Norwegian: “selvskyldnerkausjon”) issued by each Guarantor.

“Guarantor” means the Original Guarantors and each Material Subsidiary from time to time.

“Highest Owner Tax Amount” means, with respect to all direct or indirect owners of the Issuer and the payment of any Tax Distribution, an amount with respect to the direct or indirect owner receiving the greatest proportionate allocation of taxable income attributable to its direct or indirect ownership of the Issuer and/or any of its Subsidiaries in the applicable tax period (or portion thereof) to which such payment relates (as a result of the application of Section 704(c) of the Code or otherwise) (such owner, the “Reference Owner”), calculated by multiplying (x) the aggregate taxable income allocated to such owner (excluding the tax consequences resulting from any adjustment under Sections 743(b) and 734(b) of the Code in such applicable taxable period (or portion thereof)), by (y) the Hypothetical Tax Rate.

“Hypothetical Tax Rate” means the highest combined marginal U.S. federal, state and local tax rate for a corporation that conducts no activities other than the activities of the Issuer and its Subsidiaries, applicable to income and gain attributable to the Issuer and its Subsidiaries, taking into account (where relevant) the holding period of assets held by the Issuer and its Subsidiaries, the taxable year in which such income or gain is recognised by the Issuer and its Subsidiaries and the character of such income or gain, at the time for U.S. federal income tax purposes.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“IHCo” means a private limited liability company to be incorporated in the Netherlands as a wholly owned Subsidiary of the Issuer, and which will act as an intermediate holding company of the Group.

“IHCo Deadline” means the date falling forty (40) Business Days of the Issue Date.

“IHCo Reorganisation” has the meaning ascribed to such term in Clause 6.3 (Conditions subsequent).

“Incurrence Test” has the meaning ascribed to such term in Clause 13.19 (Incurrence Test).

“Initial Bond Issue” means the amount to be issued on the Issue Date as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Initial Nominal Amount” means the Nominal Amount of each Bond on the Issue Date as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Initial Temporary Bonds” has the meaning ascribed to such term in Clause 2.2 (Settlement of the Bonds (in kind) by delivery of Existing Bonds).

“Insolvent” means that a person:

(a)	is unable or admits inability to pay its debts as they fall due;

(b)	suspends making payments on any of its debts generally; or

(c)

is otherwise considered insolvent or bankrupt within the meaning of the relevant bankruptcy legislation of the jurisdiction which can be regarded as its centre of main interest as such term is understood pursuant to Regulation (EU) 2015/848 on insolvency proceedings (as amended from time to time).

“Intercreditor Agreement” means the Norwegian law governed intercreditor agreement to be entered into between, among others, the Security Agent, the Bond Trustee (on behalf of the Bondholders) and the other Secured Parties (either individually or acting through an agent or representative as the case may be), the Issuer, the Obligors and certain Group Companies (as amended, novated, supplemented, extended or restated from time to time).

“Interest Cover Ratio” means, for each Relevant Period, the ratio of Adjusted EBITDA to Net Interest Expenses.

“Interest Payment Date” means the last day of each Interest Period, the first Interest Payment Date being 16 May 2024 and the last Interest Payment Date being the Maturity Date.

“Interest Period” means, subject to adjustment in accordance with the Business Day Convention, the period between 16 May and 16 November each year, provided however that an Interest Period shall not extend beyond the Maturity Date.

“Interest Rate” means 9.875 per cent. per annum.

“Interim Accounts” means the unaudited consolidated quarterly financial statements of the Issuer for the quarterly period ending on 31 March, 30 June, 30 September and 31 December in each year, prepared in accordance with the Accounting Standard and to be certified by a director of the relevant company to fairly present its financial condition and operations as at the date as at which those Interim Accounts were drawn up.

“Intra-Group Debt” means any Financial Indebtedness owed by a Group Company to another Group Company (including, for the avoidance of doubt, any indebtedness arising as part of any cash pooling arrangement).

“IPO” means an initial public offering or other transactions leading to the shares in the Issuer or a holding company of the Issuer being listed on an Exchange.

“ISIN” means International Securities Identification Number.

“Issue Date” means 16 November 2023.

“Issuer” means the company designated as such in the preamble to these Bond Terms.

“Issuer’s Bonds” means any Bonds which are owned by the Issuer or any Affiliate of the Issuer.

“Leverage Ratio” means the ratio of Consolidated Net Total Borrowings to Adjusted EBITDA in respect of any Relevant Period.

“Liquidity” means the aggregate amount of the Consolidated Cash and Cash Equivalent Assets and any undrawn committed credit facilities of the Issuer and the Group which are available for immediate (subject to any customary drawdown period) drawing for general corporate purposes.

“Listing Failure Event” means:

(a)	that the Bonds (save for any Temporary Bonds) have not been admitted to listing on an Exchange within nine (9) months following the Issue Date;

(b)	in the case of a successful admission to listing, that a period of six (6) months has elapsed since the Bonds ceased to be admitted to listing on an Exchange; or

(c)	that the Temporary Bonds have not been admitted to listing on the Exchange where the other Bonds are listed within six (6) months following the issue date for such Temporary Bonds.

“Local Law Arrangements” means:

(a)	in respect of any Group Company which is incorporated in Germany:

(i)

any Security created by operation of the general terms and conditions (Allgemeine Geschäftsbedingungen) of banks operating in Germany with whom any Group Company which is incorporated in Germany maintains a banking relationship and not as a result of any default or omission by such Group Company;

(ii)

any Security and/or guarantee or indemnity created in connection with pension liabilities or partial retirement liabilities (Altersteilzeitverpflichtungen) pursuant to Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or pursuant to Sections 7b and 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV);

(iii)	any Security required to be granted under mandatory law in favour of creditors as a consequence of a merger or a conversion permitted under these Bond Terms due to Sections 22, 204 UmwG; and

(b)	in respect of any Group Company which is incorporated in the Netherlands:

(i)

any Security created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) or any other general conditions used by, or agreement or arrangement with, a bank operating in the Netherlands to substantially the same effect;

(ii)

any guarantee or indemnity arising under a declaration of joint and several liability by any Group Company (other than an Obligor) used for the purpose of section 2:403 BW (and any residual liability under such declaration arising pursuant to section 2:404(2) BW); and

(iii)	any guarantee or indemnity arising as a result of two or more Group Companies (excluding any Obligor) being part of a fiscal unity (fiscale eenheid) for Dutch Tax purposes.

“Make Whole Amount” means an amount equal to the sum of the present value on the Repayment Date of:

(a)	the Nominal Amount of the redeemed Bonds at the First Call Price of the redeemed Bonds as if such payment originally should have taken place on the First Call Date; and

(b)	the remaining interest payments on the redeemed Bonds (less any accrued and unpaid interest on the redeemed Bonds as at the Repayment Date) to and including the First Call Date,

where the present value in respect of both paragraphs (a) and (b) shall be calculated by using a discount rate of 5.55 per cent. per annum.

“Manager” means Arctic Securities AS, DNB Markets, a part of DNB Bank ASA, Nordea Bank Abp, filial i Norge and Pareto Securities AS.

“Material Adverse Effect” means a material adverse effect on:

(a)	the Obligors’ ability (taken as a whole) to perform and comply with its obligations under any Finance Document; or

(b)	the validity or enforceability of any Finance Document.

“Material Asset Sale” means:

(a)

a Disposal (other than pursuant to a Clean Up Disposal or the IHCo Reorganisation) by any Group Company to any third party which is not a Group Company for which the gross proceeds exceed USD 25,000,000; and

(b)	a Disposal pursuant to a Clean Up Disposal by any Group Company to any third party which is not a Group Company for which the gross proceeds exceed USD 50,000,000.

“Material Subsidiary” means any Group Company which is nominated as such by the Issuer in accordance with Clause 13.11 (Nomination of Material Subsidiares).

“Maturity Date” means 16 November 2026, adjusted according to the Business Day Convention.

“Maximum Issue Amount” means the maximum amount that may be issued under these Bond Terms as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Maximum RCF Commitment” has the meaning ascribed to such term in Clause 13.15 (Revolving Credit Facility).

“Net Interest Expenses” means the Consolidated Finance Costs less the amount of interest income received by or accrued in favour of the Group during a Relevant Period (and provided that income accrued in one period may not be accounted for a second time as income received when actually received).

“Net Proceeds” means the proceeds from the issuance of the Bonds (net of fees and legal cost of the Managers and, if required by the Bond Trustee, the Bond Trustee fee, and any other cost and expenses incurred in connection with the issuance of the Bonds).

“Nominal Amount” means the nominal value of each Bond at any time. The Nominal Amount may be amended pursuant to paragraph (j) of Clause 16.2 (The duties and authority of the Bond Trustee).

“Obligor” means the Issuer and any Guarantor.

“Original Financial Statements” means the Issuer’s pro forma consolidated balance sheet and income statement of the Group as of and for the Relevant Period ended 31 December 2022.

“Original Guarantors” means:

(a)	IHCo;

(b)	MHWirth AS;

(c)	Hydril USA Distribution LLC;

(d)	Hydril PCB Limited;

(e)	HMH Drilling Asia Pte. Ltd.;

(f)	MHWirth LLC;

(g)	MHWirth GmbH;

(h)	MHWirth FZE; and

(i)	MHWirth do Brasil Equipamentos Ltda.

“Outstanding Bonds” means any Bonds not redeemed or otherwise discharged.

“Overdue Amount” means any amount required to be paid by an Obligor under the Finance Documents but not made available to the Bondholders on the relevant Payment Date or otherwise not paid on its applicable due date.

“Parent Entity” means each of Baker Hughes Holdings LLC and Akastor ASA and each of their direct and indirect parent entities.

“Partial Payment” means a payment that is insufficient to discharge all amounts then due and payable under the Finance Documents.

“Paying Agent” means the legal entity appointed by the Issuer to act as its paying agent with respect to the Bonds in the CSD.

“Payment Date” means any Interest Payment Date or any Repayment Date.

“Permitted Distribution” means any Distribution:

(a)	in respect of any Tax Distribution;

(b)

following the earlier of (i) an IPO, and (ii) 31 December 2025, which satisfies the Incurrence Test and which with reference to the latest Annual Financial Statements, does not exceed fifty (50.00) per cent. of the net profit (after tax) in such Annual Financial Statements (any unused amount to be carried forward); or

(c)	following an IPO, utilises any net cash proceeds received by the Group from such IPO towards partial or fully repayment of any Shareholder Loans.

“Permitted Financial Indebtedness” means any Financial Indebtedness:

(a)	created under or as contemplated by the Finance Documents;

(b)	subject to compliance with the Incurrence Test:

(i)	Additional Bonds;

(ii)	any Unsecured Financial Indebtedness issued by the Issuer;

(iii)	any Bridge Financing; and

(iv)	any Additional Secured Financing;

(c)	arising under or in connection with a Revolving Credit Facility;

(d)	existing, up until the first release of funds from the Escrow Account, under the Existing Bank Debt and Existing Bond Issue;

(e)	any Permitted Hedging Obligation;

(f)

incurred under (i) any guarantee facility and/or (ii) overdraft facility linked to any cash pooling or cash management arrangement, in each case entered into with banks and financial institutions in the ordinary course of business;

(g)	in the form of Subordinated Loans;

(h)	any Intra-Group Debt;

(i)	which constitutes Permitted Financial Support;

(j)	incurred by any Group Company in connection with banking and cash management services;

(k)	incurred under any Finance Leases, provided that such Finance Leases in aggregate for the Group do not exceed an amount equal to USD 10,000,000 (or the equivalent in other currencies) at any time;

(l)

of any person acquired by a Group Company after the Issue Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six (6) months following the date of acquisition (unless permitted under any other item listed herein, on or after the date of the acquisition);

(m)

which is incurred in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Financial Indebtedness which was permitted to be incurred under paragraphs (a), and (c) to (l) above; or

(n)	not otherwise permitted by the preceding paragraphs which does not exceed USD 30,000,000 (or the equivalent in other currencies) in aggregate for the Group at any time.

“Permitted Financial Support” means Financial Support:

(a)	granted under or in connection with the Finance Documents;

(b)

subject to compliance with the Incurrence Test (where the principal amount of the guaranteed obligations shall be regarded as debt for the purpose of the Incurrence Test) and in the form of a guarantee only, granted by the Issuer on an unsecured basis in respect of Permitted Financial Indebtedness in accordance with paragraph (l) of the definition of “Permitted Financial Indebtedness”;

(c)

granted under or in connection with a Revolving Credit Facility provided that any Financial Support (in the form of guarantees) in relation to a Revolving Credit Facility is extended to and shared between the Secured Parties to the extent required by and pursuant to and in accordance with the terms of the Intercreditor Agreement;

(d)	granted by any Target Entity under or in connection with a Bridge Financing;

(e)

granted under or in connection with Additional Secured Financing provided that any Financial Support (in the form of guarantees) in relation to any Additional Secured Financing is extended to and shared between the Secured Parties to the extent required by and pursuant to and in accordance with the terms of the Intercreditor Agreement;

(f)	up until the first release of funds from the Escrow Account, granted under or in connection with the Existing Bank Debt and Existing Bond Issue;

(g)	any guarantee or indemnity in respect of any Permitted Hedging Obligation;

(h)	which constitutes Permitted Security;

(i)	granted in the ordinary course of business of any Group Company;

(j)	arising under any cash pooling or cash management arrangement, involving members of the Group;

(k)

a loan made by a Group Company to any employee or director of such Group Company provided that the amount of such loans in aggregate do not exceed USD 2,000,000 (or the equivalent in other currencies) at any time;

(l)	in the form of a guarantee or indemnity granted by a Group Company of an obligation of any other Group Company, if such obligation is otherwise permitted under these Bond Terms;

(m)	in the form of any Intra-Group Debt;

(n)

provided by an entity acquired by a Group Company after the Issue Date, provided that the Financial Support is revoked, discharged or otherwise removed no later than six (6) months following the date of acquisition (unless permitted under any other item listed herein, on or after the date of the acquisition);

(o)	in the form of Local Law Arrangements; or

(p)	not otherwise permitted by the preceding paragraphs, which does not exceed USD 30,000,000 (or the equivalent in other currencies) in aggregate for the Group at any time.

“Permitted Hedging Obligations” means any obligation of any Group Company under a derivative transaction entered into with one or more hedge counterparties for the purpose of:

(a)	hedging currency or interest rate fluctuations; or

(b)	hedging a Group Company against actual or projected real exposure arising in the ordinary course of trading, however in each case not for speculative purposes.

“Permitted Security” means any Security:

(a)	created under the Finance Documents;

(b)

granted under or in connection with a Revolving Credit Facility, provided that the Security in relation to a Revolving Credit Facility is extended to and shared between the Secured Parties to the extent required by and pursuant to and in accordance with the terms of the Intercreditor Agreement;

(c)	granted under or in connection with a Bridge Financing, over Target Collateral;

(d)

granted under or in connection with Additional Secured Financing, provided that the Security in relation to any Additional Secured Financing is extended to and shared between the Secured Parties to the extent required by and pursuant to and in accordance with the terms of the Intercreditor Agreement;

(e)	up until the first release of funds from the Escrow Account, granted under or in connection with the Existing Bank Debt and Existing Bond Issue;

(f)	granted in respect of any Permitted Hedging Obligation;

(g)	by way of cash cover or deposits for any letter of credit or guarantee or any similar instrument issued on behalf of any other Group Company;

(h)

arising under any (i) retention of title, (ii) hire purchase or conditional sale arrangement, (iii) contractual arrangements with customers, suppliers and service providers, and (iv) similar arrangements, in the ordinary course of business and not arising as a result of a default or omission by any Group Company that is continuing for a period of more than sixty (60) calendar days;

(i)	over cash deposits (or any other assets) created to secure lease arrangements (including real property) and the repayment of advanced payments received for projects;

(j)	arising under any cash pooling, cash management arrangement, netting arrangements, set-off arrangements or other arrangements, in connection with the Group’s ordinary banking services;

(k)

incurred as a result of any Group Company acquiring another entity and which is due to such entity having provided Security, provided that the debt secured with such Security is Permitted Financial Indebtedness in accordance with paragraph (l) of the definition of “Permitted Financial Indebtedness” and that such Security is discharged upon the refinancing of that debt (where such refinancing is required) unless permitted under any other item listed herein, on or after the date of the acquisition;

(l)	over the leased assets in respect of Finance Leases which constitute Permitted Financial Indebtedness;

(m)	in the form of Local Law Arrangements;

(n)

granted or arising by operation of law or in the ordinary course of business of a Group Company, provided that if such Security has arisen as a result of any default or omission by any Group Company it shall not subsist for a period of more than sixty (60) days unless being contested in good faith by appropriate proceedings;

(o)	created in the form of a pledge over one or more escrow accounts to which the proceeds incurred in relation to a refinancing of the Bonds are intended to be received and are subsequently received; or

(p)	not otherwise permitted by the preceding paragraphs, the amount of which does not exceed USD 15,000,000 (or the equivalent in other currencies) in aggregate for the Group at any time.

“Post-Disbursement Security” means:

(a)	a first priority pledge over all the shares in any Guarantor (other than MHWirth FZE) at any time; and

(b)	the Guarantees from each Guarantor (other than as provided as Pre-Disbursement Security), which shall constitute senior obligations of the Guarantors.

“Pre-Disbursement Security” means:

(a)	a first priority pledge over all the shares in MHWirth AS, Hydril USA Distribution LLC and MHWirth LLC; and

(b)	the Guarantees from MHWirth AS, Hydril USA Distribution LLC and MHWirth LLC, which shall constitute senior obligations of those entities.

“Put Option” has the meaning ascribed to such term in Clause 10.3 (Mandatory repurchase due to a Put Option Event).

“Put Option Event” means a Change of Control Event or a Share De-Listing Event.

“Put Option Repayment Date” means the settlement date for the Put Option pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).

“Quarter Date” means, in each financial year, 31 March, 30 June, 30 September and 31 December.

“RCF Creditors” means any finance parties under the RCF Finance Documents (including lease providers).

“RCF Finance Documents” means the agreement(s) for the Revolving Credit Facility and any ancillary facilities or bilateral guarantee facilities, letters of credit or other document entered into in relation thereto.

“RCF Test” has the meaning ascribed to such term in Clause 13.15 (Revolving Credit Facility).

“Relevant Jurisdiction” means the country in which the Bonds are issued, being Norway.

“Relevant Period” means each period of twelve (12) consecutive calendar months ending on the last day of the preceding financial quarter.

“Relevant Record Date” means the date on which a Bondholder’s ownership of Bonds shall be recorded in the CSD as follows:

(a)	in relation to payments pursuant to these Bond Terms, the date designated as the Relevant Record Date in accordance with the rules of the CSD from time to time; or

(b)

for the purpose of casting a vote with regard to Clause 15 (Bondholders’ Decisions), the date falling on the immediate preceding Business Day to the date of that Bondholders’ decision being made, or another date as accepted by the Bond Trustee.

“Repayment Date” means any Call Option Repayment Date, the Default Repayment Date, any Equity Clawback Repayment Date, any Put Option Repayment Date, any Asset Sale Put Option Repayment Date, the Tax Event Repayment Date or the Maturity Date.

“Revolving Credit Facility” means one or more revolving credit facilities entered into by the Issuer, including any refinancing thereof.

“Secured Hedging Obligations” means any Permitted Hedging Obligation of a Group Company secured by the Transaction Security (except for the Escrow Account Pledge and the Bond Escrow Account Pledge) and otherwise as set out under the definition of “Permitted Security”.

“Secured Obligations” has the meaning ascribed to such term in the Intercreditor Agreement.

“Secured Parties” has the meaning ascribed to such term in the Intercreditor Agreement.

“Securities Trading Act” means the Securities Trading Act of 2007 no. 75 of the Relevant Jurisdiction.

“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent” means the Bond Trustee or any successor Security Agent, acting for and on behalf of the Secured Parties in accordance with any Security Agent Agreement or any other Finance Document.

“Security Agent Agreement” means any agreement other than these Bond Terms whereby the Security Agent is appointed to act as such in the interest of the Bond Trustee (on behalf of itself and the Bondholders).

“Security Provider” means any entity other than an Obligor which has granted, or will grant, any Transaction Security.

“Share De-Listing Event” means, after the completion of an IPO, if the shares of the Issuer cease to be listed on an Exchange.

“Shareholder Loans” means any shareholder loans provided to the Issuer by either or both of its Parent Entities.

“Subordinated Loans” means unsecured debt financing provided to the Issuer including Shareholder Loans with terms (including aggregate amount) subject to the provisions set out in the Intercreditor Agreement or separate subordination statement on the basis that:

(a)	such loan is fully subordinated to the Secured Obligations; and

(b)

any repayment of, or payment of interest under, any such loan in cash is subject to all present and future obligations and liabilities under the Secured Obligations having been discharged in full (unless as otherwise expressly permitted by these Bond Terms), always subject to delivery to the Bond Trustee of a fully executed subordination statement (unless accession is made to the Intercreditor Agreement).

“Subsidiary” means a person over which another person has Decisive Influence.

“Summons” means the call for a Bondholders’ Meeting or a Written Resolution as the case may be.

“Tap Issue” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Tap Issue Addendum” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Target Asset” means any asset acquired by a Group Company where the acquisition is financed, in whole or in part, with a Bridge Financing.

“Target Collateral” means any (a) Target Entity and any asset of or claim against such entity, and (b) Target Asset.

“Target Entity” means any entity or entities acquired by a Group Company after the Issue Date and financed, in whole or in part, with a Bridge Financing.

“Tax Amount” means the Highest Owner Tax Amount divided by such Reference Owner’s proportionate direct or indirect economic ownership interest in the Issuer.

“Tax Distribution” means any Distribution in respect of any taxable period for which the Issuer is a disregarded entity or a partnership for U.S. federal income tax purposes (except in the case in which the Issuer is wholly-owned (directly or indirectly) by a corporation for U.S. federal income tax purposes) and Distributions to any direct or indirect owners of the Issuer in an amount, with respect to each owner and each taxable period, not to exceed such owner’s proportionate share of the Tax Amount for such taxable period.

“Tax Event Repayment Date” means the date set out in a notice from the Issuer to the Bondholders pursuant to Clause 10.5 (Early redemption option due to a tax event).

“Temporary Bonds” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Total Assets” means, in relation to a Group Company, its total assets less the aggregate of all receivables due from another Group Company and the value of all intangible assets (including, without limitation, goodwill), as shown in its latest annual audited or quarterly unaudited (as the case may be) unconsolidated financial statements from time to time.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent (on behalf of the Secured Parties) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means, collectively, the Escrow Account Pledge, the Bond Escrow Account Pledge and all of the documents which shall be executed or delivered pursuant to Clause 2.6 (Transaction Security) together with any other document entered into by any Obligor or Security Provider creating or expressed to create any Security over all or any part of its assets in respect of the Secured Obligations.

“Unsecured Financial Indebtedness” means unsecured capital market debt at the Issuer-level and maturing no earlier than six (6) months after the Maturity Date and with no instalments prior to such date.

“Voting Bonds” means the Outstanding Bonds less the Issuer’s Bonds.

“Written Resolution” means a written (or electronic) solution for a decision making among the Bondholders, as set out in Clause 15.5 (Written Resolutions).

1.2	Construction

In these Bond Terms, unless the context otherwise requires:

(a)	headings are for ease of reference only;

(b)	words denoting the singular number will include the plural and vice versa;

(c)	references to Clauses are references to the Clauses of these Bond Terms;

(d)	references to a time are references to Central European Time unless otherwise stated;

(e)	references to a provision of “law” are a reference to that provision as amended or reenacted, and to any regulations made by the appropriate authority pursuant to such law;

(f)	references to a “regulation” includes any regulation, rule, official directive, request or guideline by any official body;

(g)

references to a “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organisation, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality;

(h)

references to Bonds being “redeemed” means that such Bonds are cancelled and discharged in the CSD in a corresponding amount, and that any amounts so redeemed may not be subsequently re-issued under these Bond Terms;

(i)	references to Bonds being “purchased” or “repurchased” by the Issuer means that such Bonds may be dealt with by the Issuer as set out in Clause 11.1 (Issuer’s purchase of Bonds);

(j)	references to persons “acting in concert” shall be interpreted pursuant to the relevant provisions of the Securities Trading Act; and

(k)	an Event of Default is “continuing” if it has not been remedied or waived.

2.	THE BONDS

2.1	Amount, denomination and ISIN of the Bonds

(a)

The Issuer has resolved to issue a series of Bonds up to USD 275,000,000 (the “Maximum Issue Amount”). The Bonds may be issued on different issue dates and the Initial Bond Issue will be in the amount of USD 200,000,000. The Issuer may, provided that the conditions set out in Clause 6.4 (Tap Issues) are met, at one or more occasions issue Additional Bonds (each a “Tap Issue”) until the Nominal Amount of all Additional Bonds equals in aggregate the Maximum Issue Amount less the Initial Bond Issue. Each Tap Issue will be subject to identical terms as the Bonds issued pursuant to the Initial Bond Issue in all respects as set out in these Bond Terms, except that Additional Bonds may be issued at a different price than for the Initial Bond Issue and which may be below or above the Nominal Amount. The Bond Trustee shall prepare an addendum to these Bond Terms evidencing the terms of each Tap Issue (a “Tap Issue Addendum”).

If the Bonds are listed on an Exchange and there is a requirement for a new prospectus in order for the Additional Bonds to be listed together with the Bonds, the Additional Bonds may be issued under a separate ISIN (such Bonds referred to as the “Temporary Bonds”). Upon the approval of the prospectus, the Issuer shall (i) notify the Bond Trustee, the Exchange and the Paying Agent and (ii) ensure that the Temporary Bonds are converted into the ISIN for the Bonds.

(b)	The Bonds are denominated in US Dollars (USD), being the legal currency of the United States of America.

(c)	The Initial Nominal Amount of each Bond is USD 1.

(d)

The ISIN of the Bonds is set out on the front page. These Bond Terms apply with identical terms and conditions to (i) all Bonds issued under this ISIN, (ii) any Temporary Bonds and (iii) any Overdue Amounts issued under one or more separate ISIN in accordance with the regulations of the CSD from time to time.

(e)

Holders of Overdue Amounts related to interest claims will not have any other rights under these Bond Terms than their claim for payment of such interest claim which claim shall be subject to paragraph (b) of Clause 15.1 (Authority of the Bondholders’ Meeting).

2.2	Settlement of the Bonds (in kind) by delivery of Existing Bonds

(a)	The Bonds are settled:

(i)	in cash; and/or

(ii)	in kind by delivery of Existing Bonds,

(b)

Bonds issued under item (a) (i) above will be issued under a separate ISIN, which will be the surviving ISIN for the Bonds. Bonds issued under item (a) (ii) above will be issued with a temporary ISIN (the “Initial Temporary Bonds”). The ISIN for the Initial Temporary Bonds will be merged with the surviving ISIN in connection with disbursement of funds to the Issuer from the Escrow Account and release of the Existing Bonds (for discharge) from the Bond Escrow Account. The CSD and the Bond Trustee are authorised to carry out the aforesaid in the best practical way.

2.3	Tenor of the Bonds

The tenor of the Bonds is from and including the Issue Date to but excluding the Maturity Date.

2.4	Use of proceeds

(a)	The Issuer will use the Net Proceeds from the Initial Bond Issue as follows:

(i)	first, towards repayment in full of both the Existing Bank Debt and the Existing Bond Issue; and

(ii)	any remaining amount, for general corporate purposes.

(b)	The Issuer will use the Net Proceeds from the issuance of any Additional Bonds for general corporate purposes of the Group (if not otherwise stated).

2.5	Status of the Bonds

(a)

The Bonds and each other payment obligation under or in relation to the Finance Documents shall constitute senior secured unsubordinated obligations of the Issuer and each other Obligor. The Bonds and each other payment obligation under or in relation to the Finance Documents will rank pari passu between themselves and at least pari passu with all other obligations of the Issuer and each Obligor (save for such claims which are mandatorily preferred by bankruptcy, insolvency, liquidation or other similar laws of general application). All payment obligations under or in relation to the Finance Documents shall rank ahead of any subordinated capital.

(b)

The Bonds will be secured on a pari passu basis with the other Secured Parties in respect of the Transaction Security (other than the Escrow Account Pledge and the Bond Escrow Account Pledge), subject to the super senior status of the Revolving Credit Facility and (if applicable) the Secured Hedging Obligations, as further described in these Bond Terms and the Intercreditor Agreement. The RCF Creditors and Hedge Counterparties (as defined in the Intercreditor Agreement) will receive (i) the proceeds from any enforcement of the Transaction Security (other than the Escrow Account Pledge and the Bond Escrow Account Pledge) and certain distressed disposals and (ii) any payments following any other enforcement event prior to the Bondholders (but otherwise rank pari passu in right of payment with the Bonds) in accordance with the waterfall provisions of the Intercreditor Agreement.

2.6	Transaction Security

(a)

As Security for the due and punctual fulfilment of the Secured Obligations, the Issuer shall procure that the following Transaction Security is granted in favour of the Security Agent on behalf of the Secured Parties with first priority within the times agreed in Clause 6 (Conditions for Disbursement), subject to the Agreed Security Principles:

(i)	the Escrow Account Pledge in favour of the Bond Trustee (on behalf of the Bondholders);

(ii)	the Bond Escrow Account Pledge in favour of the Bond Trustee (on behalf of the holders of Initial Temporary Bonds);

(iii)	the Pre-Disbursement Security; and

(iv)	the Post-Disbursement Security.

(b)

The Transaction Security Documents (other than the Escrow Account Pledge and the Bond Escrow Account Pledge) shall be granted in favour of the Security Agent on behalf of the Bondholders and the other Secured Parties and secure the Secured Obligations and (save for the Escrow Account which shall serve as Transaction Security for the Bondholders only and the Bond Escrow Account which shall serve as Transaction Security for the Bondholders holding Initial Temporary Bonds only) be made subject to the terms of the Intercreditor Agreement. The Bonds shall have Transaction Security over the same assets as those securing obligations under the Revolving Credit Facility, the Secured Hedging Obligations and any Additional Secured Financing, on a shared first priority, subject to the super senior status of the Revolving Credit Facility and the Secured Hedging Obligations.

(c)

The Transaction Security and the Intercreditor Agreement shall be entered into on such terms and conditions as the Security Agent and the Bond Trustee in their discretion deem appropriate in order to create the intended benefit for the Secured Parties under the relevant document, subject to the Agreed Security Principles.

(d)

Subject to the terms of the Intercreditor Agreement, the Bond Trustee and the Security Agent shall be irrevocably authorised to (i) release any Guarantees and Transaction Security over assets which are sold or otherwise disposed of (directly or indirectly) (A) in any merger, de-merger or disposal permitted in compliance with Clauses 13.6 (Mergers and de-mergers) or otherwise permitted under these Bond Terms and (B) following an enforcement and (ii) release any Guarantee or Transaction Security provided by a Guarantor that ceases to be a Material Subsidiary. The Security Agent may enter into closing/settlement and release agreements and arrangements with respect to any release of Transaction Security and Guarantees which are, in each case, in line with market practice or which is otherwise satisfactory to the Bond Trustee or the Security Agent (as the case may be).

3.	THE BONDHOLDERS

3.1	Bond Terms binding on all Bondholders

(a)

By virtue of being registered as a Bondholder (directly or indirectly) with the CSD, the Bondholders are bound by these Bond Terms and any other Finance Document, without any further action required to be taken or formalities to be complied with by the Bond Trustee, the Bondholders, the Issuer or any other party.

(b)	The Bond Trustee is always acting with binding effect on behalf of all the Bondholders.

3.2	Limitation of rights of action

(a)

No Bondholder is entitled to take any enforcement action, instigate any insolvency procedures or take other legal action against the Issuer or any other party in relation to any of the liabilities of the Issuer or any other party under or in connection with the Finance Documents, other than through the Bond Trustee and in accordance with these Bond Terms, provided, however, that the Bondholders shall not be restricted from exercising any of their individual rights derived from these Bond Terms, including the right to exercise the Put Option.

(b)

Each Bondholder shall immediately upon request by the Bond Trustee provide the Bond Trustee with any such documents, including a written power of attorney (in form and substance satisfactory to the Bond Trustee), as the Bond Trustee deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Bond Trustee is under no obligation to represent a Bondholder which does not comply with such request.

3.3	Bondholders’ rights

(a)

If a beneficial owner of a Bond not being registered as a Bondholder wishes to exercise any rights under the Finance Documents, it must obtain proof of ownership of the Bonds, acceptable to the Bond Trustee.

(b)

A Bondholder (whether registered as such or proven to the Bond Trustee’s satisfaction to be the beneficial owner of the Bond as set out in paragraph (a) above) may issue one or more powers of attorney to third parties to represent it in relation to some or all of the Bonds held or beneficially owned by such Bondholder. The Bond Trustee shall only have to examine the face of a power of attorney or similar evidence of authorisation that has been provided to it pursuant to this Clause 3.3 and may assume that it is in full force and effect, unless otherwise is apparent from its face or the Bond Trustee has actual knowledge to the contrary.

4.	ADMISSION TO LISTING

The Issuer shall ensure that the Bonds are listed on an Exchange within nine (9) months of the Issue Date and thereafter remain listed on an Exchange until the Bonds have been redeemed in full. The Issuer shall ensure that any Temporary Bonds are listed on the Exchange where the other Bonds are listed within six (6) months of the issue date for such Temporary Bonds.

5.	REGISTRATION OF THE BONDS

5.1	Registration in the CSD

The Bonds shall be registered in dematerialised form in the CSD according to the relevant securities registration legislation and the requirements of the CSD.

5.2	Obligation to ensure correct registration

The Issuer will at all times ensure that the registration of the Bonds in the CSD is correct and shall immediately upon any amendment or variation of these Bond Terms give notice to the CSD of any such amendment or variation.

5.3	Country of issuance

The Bonds have not been issued under any other country’s legislation than that of the Relevant Jurisdiction. Save for the registration of the Bonds in the CSD, the Issuer is under no obligation to register, or cause the registration of, the Bonds in any other registry or under any other legislation than that of the Relevant Jurisdiction.

6.	CONDITIONS FOR DISBURSEMENT

6.1	Conditions precedent for disbursement to the Issuer

(a)

Payment of the Net Proceeds from the issuance of the Bonds to the Escrow Account shall be conditional on the Bond Trustee having received in due time (as determined by the Bond Trustee) prior to the Issue Date each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	these Bond Terms duly executed by all parties hereto;

(ii)	copies of all necessary corporate resolutions of the Issuer required to issue the Bonds and execute the Finance Documents to which it is a party;

(iii)	a copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of the Finance Documents to which it is a party;

(iv)	copies of the Issuer’s articles of association and of a full extract from the relevant company register in respect of the Issuer evidencing that the Issuer is validly existing;

(v)	the Escrow Account Pledge and the Bond Escrow Account Pledge duly executed by all parties thereto and perfected in accordance with applicable law;

(vi)	copies of the Original Financial Statements;

(vii)	confirmation that the applicable prospectus requirements (ref. the EU prospectus regulation ((EU) 2017/1129)) concerning the issuance of the Bonds have been fulfilled;

(viii)	confirmation that the Bonds are registered in the CSD (by obtaining an ISIN for the Bonds);

(ix)	copies of any written documentation used in marketing the Bonds or made public by the Issuer or any Manager in connection with the issuance of the Bonds;

(x)	the Bond Trustee Fee Agreement duly executed by all parties thereto; and

(xi)

legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of these Bond Terms and the Finance Documents to be entered into pre-settlement (including the Escrow Account Pledge and the Bond Escrow Account Pledge)).

(b)

The Net Proceeds from the issuance of the Bonds (on the Escrow Account) and the Existing Bonds on the Bond Escrow Account will not be disbursed to the Issuer unless the Bond Trustee has received or is satisfied that it will receive in due time (as determined by the Bond Trustee) prior to such disbursement to the Issuer each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	a duly executed release notice from the Issuer, as set out in Attachment 2;

(ii)	unless delivered under paragraph (a) above, as pre-settlement conditions precedent or to be delivered as a condition subsequent pursuant to Clause 6.3 (Conditions subsequent) below:

(A)

copies of all necessary corporate resolutions of each Obligor and each Security Provider required to provide the Transaction Security and execute the Finance Documents in respect of the Pre-Disbursement Security to which it is a party;

(B)

a copy of a power of attorney (unless included in the relevant corporate resolutions) from each Obligor and each Security Provider to relevant individuals for their execution of the Finance Documents in respect of the Pre-Disbursement Security to which it is a party;

(C)

copies of the articles of association and a full extract from the relevant company register in respect of each Obligor and Security Provider (to the extent such Obligor or Security Provider is granting Pre-Disbursement Security) evidencing that it is validly existing;

(iii)

evidence that (A) the Existing Bank Debt and Existing Bond Issue will be repaid in full immediately following the first release of funds from the Escrow Account and (B) that any Security for the Existing Bank Debt and the Existing Bond Issue will be released, in each case, in accordance with the Closing Procedure;

(iv)	a written confirmation from the Issuer confirming that no indebtedness, Security or guarantees exist which is not permitted by these Bond Terms;

(v)

the Transaction Security Documents evidencing the Pre-Disbursement Security duly executed by all parties thereto and evidence of the establishment and perfection of the Transaction Security in accordance with the Closing Procedure;

(vi)	the Intercreditor Agreement duly executed by all parties thereto;

(vii)	a list of the Group Companies that constitute Material Subsidiaries on the Issue Date, including reasonable calculations evidencing compliance with Clause 13.11 (Nomination of Material Subsidiaries);

(viii)	confirmation of acceptance from any process agent;

(ix)

all Finance Documents (unless delivered under paragraph (a) above, as pre-settlement conditions precedent or to be delivered as a condition subsequent pursuant to Clause 6.3 (Conditions subsequent) below) duly executed; and

(x)

legal opinions or other statements as may be required by the Bond Trustee, including in respect of corporate matters relating to the Obligors or Security Provider entering into Finance Documents pre-disbursement and the legality, validity and enforceability of the Finance Documents (unless delivered under paragraph (a) as pre-settlement conditions precedent).

(c)

The Bond Trustee, acting in its sole discretion, may, regarding this Clause 6.1, waive the requirements for documentation or decide that delivery of certain documents shall occur subsequent to disbursement or settlement as the case may be and otherwise be made subject to a closing mechanism acceptable to the Bond Trustee and the Issuer (the “Closing Procedure”).

6.2	Disbursement of the proceeds

Disbursement of the proceeds from the issuance of the Bonds is conditional on the Bond Trustee’s confirmation to the Paying Agent that the conditions in Clause 6.1 (Conditions precedent for disbursement to the Issuer) have been either satisfied in the Bond Trustee’s discretion or waived by the Bond Trustee pursuant to paragraph (c) of Clause 6.1 (Conditions precedent for disbursement to the Issuer).

6.3	Conditions subsequent

(a)

The Issuer shall, no later than on the IHCo Deadline, procure that IHCo is established as a direct wholly owned Subsidiary of the Issuer and transfer all shares of each of the Issuer’s directly owned Subsidiaries to IHCo so that IHCo becomes a direct or indirect holding company of each Group Company (other than the Issuer) (the “IHCo Reorganisation”).

(b)

Unless delivered under Clause 6.1 (Conditions precedent for disbursement to the Issuer), the following documents and other evidence shall be delivered to the Bond Trustee, in form and substance satisfactory to it, no later than the date falling forty (40) Business Days after the Issue Date:

(i)	copies of all necessary corporate resolutions of any relevant Obligor or Security Provider required to provide the Post-Disbursement Security and execute the Finance Documents to which it is a party;

(ii)

copies of any relevant Obligor’s or Security Provider’s granting Post-Disbursement Security articles of association and of a full extract from the relevant company register in respect of such Obligor or Security Provider evidencing that it is validly existing;

(iii)

a copy of a power of attorney (unless included in the corporate resolutions) from the relevant Obligor or Security Provider granting Post-Disbursement Security to relevant individuals for their execution of the Finance Documents to which it is a party;

(iv)	all Post-Disbursement Security being granted and perfected;

(v)	all Finance Documents (unless delivered pre-settlement or pre-disbursement) duly executed; and

(vi)

legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the relevant Obligors or Security Providers and the legality, validity and enforceability of the Finance Documents to be entered into post-disbursement (including the Post-Disbursement Security)).

(c)

The Bond Trustee, acting in its sole discretion, may, regarding this Clause 6.3, waive the requirements for delivery of certain documentation or decide that delivery of certain documents shall be made subject to the Closing Procedure.

6.4	Tap Issues

The Issuer may issue Additional Bonds if:

(a)	a Tap Issue Addendum has been duly executed by all parties thereto;

(b)	copies of corporate resolutions required for the Tap Issue and any power of attorney or other authorisation required for execution of the Tap Issue Addendum and any other Finance Documents;

(c)

the representations and warranties contained in Clause 7 (Representations and Warranties) of these Bond Terms are true and correct in all material respects and repeated by the Issuer as at the date of issuance of such Additional Bonds;

(d)	the Issuer meets the Incurrence Test tested pro forma including the new Financial Indebtedness incurred as a result of issuing such Additional Bonds;

(e)	the Issuer has provided evidence of fulfilment of any conditions precedent set out in the marketing documentation for such Tap Issue; and

(f)

legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of the Tap Issue addendum and any other Finance Documents (if applicable)) have been received by the Bond Trustee.

The Bond Trustee may (at its sole discretion and in each case) require that disbursement of the net proceeds shall be made to an escrow account (pledged and blocked) pending fulfilment of the above conditions precedent for the Tap Issue, and (if applicable) require that such Tap Issue be subject to the return of the proceeds to the Tap Issue Bondholders upon non-completion of such conditions within a designated long stop date, and otherwise waive or postpone the delivery of certain conditions precedent.

7.	REPRESENTATIONS AND WARRANTIES

The Issuer makes the representations and warranties set out in this Clause 7, in respect of itself and in respect of each Group Company to the Bond Trustee (on behalf of the Bondholders) at the following times and with reference to the facts and circumstances then existing:

(a)	on the date of these Bond Terms;

(b)	on the Issue Date;

(c)	on each date of disbursement of proceeds from the Escrow Account; and

(d)	on the date of issuance of any Additional Bonds.

7.1	Status

It is a limited liability company, duly incorporated and validly existing and registered under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as it is being conducted.

7.2	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated by those Finance Documents.

7.3	Valid, binding and enforceable obligations

Subject to any general principles of law limiting its obligations which are referred to in any legal opinion addressed and delivered to the Bond Trustee pursuant to Clause 6 (Conditions for disbursement), these Bond Terms and each other Finance Document to which it is a party constitutes (or will constitute, when executed by the respective parties thereto) its legal, valid and binding obligations, enforceable in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it.

7.4	Non-conflict with other obligations

The entry into and performance by it of these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or judicial or official order; (ii) its constitutional documents; or (iii) any agreement or instrument which is binding upon it or any of its assets.

7.5	No Event of Default

(a)	No Event of Default exists or is likely to result from the making of any disbursement of proceeds or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)

No other event or circumstance has occurred which constitutes (or with the expiry of any grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is likely to have a Material Adverse Effect.

7.6	Authorisations and consents

All authorisations, consents, approvals, resolutions, licences, exemptions, filings, notarisations or registrations required:

(a)	to enable it to enter into, exercise its rights and comply with its obligations under these Bond Terms or any other Finance Document to which it is a party; and

(b)	to carry on its business as presently conducted and as contemplated by these Bond Terms,

have been obtained or effected and are in full force and effect.

7.7	Litigation

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

7.8	Financial Reports

Its most recent Financial Reports fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with the Accounting Standard, consistently applied.

7.9	No Material Adverse Effect

Since the date of the most recent Financial Reports, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.

7.10	No misleading information

Any factual information provided by it to the Bondholders or the Bond Trustee for the purposes of the issuance of the Bonds was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

7.11	No withholdings

The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee or the Bondholders under the Finance Documents.

7.12	Pari passu ranking

Its payment obligations under these Bond Terms or any other Finance Document to which it is a party ranks as set out in Clause 2.5 (Status of the Bonds).

7.13	Security

No Security exists over any of the present assets of any Group Company in conflict with these Bond Terms.

8.	PAYMENTS IN RESPECT OF THE BONDS

8.1	Covenant to pay

(a)

The Issuer will unconditionally make available to or to the order of the Bond Trustee and/or the Paying Agent all amounts due on each Payment Date pursuant to the terms of these Bond Terms at such times and to such accounts as specified by the Bond Trustee and/or the Paying Agent in advance of each Payment Date or when other payments are due and payable pursuant to these Bond Terms.

(b)

All payments to the Bondholders in relation to the Bonds shall be made to each Bondholder registered as such in the CSD on the Relevant Record Date, by, if no specific order is made by the Bond Trustee, crediting the relevant amount to the bank account nominated by such Bondholder in connection with its securities account in the CSD.

(c)

Payment constituting good discharge of the Issuer’s payment obligations to the Bondholders under these Bond Terms will be deemed to have been made to each Bondholder once the amount has been credited to the bank holding the bank account nominated by the Bondholder in connection with its securities account in the CSD. If the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question.

(d)

If a Payment Date or a date for other payments to the Bondholders pursuant to the Finance Documents falls on a day on which either of the relevant CSD settlement system or the relevant currency settlement system for the Bonds are not open, the payment shall be made on the first following possible day on which both of the said systems are open, unless any provision to the contrary has been set out for such payment in the relevant Finance Document.

8.2	Default interest

(a)

Default interest will accrue on any Overdue Amount from and including the Payment Date on which it was first due to and excluding the date on which the payment is made at the Interest Rate plus 3 percentage points per annum.

(b)

Default interest accrued on any Overdue Amount pursuant to this Clause 8.2 will be added to the Overdue Amount on each Interest Payment Date until the Overdue Amount and default interest accrued thereon have been repaid in full.

(c)

Upon the occurrence of a Listing Failure Event and for as long as such Listing Failure Event is continuing, the interest on any principal amount outstanding under these Bond Terms will accrue at the Interest Rate plus 1 percentage point per annum. In the event the Listing Failure Event relates to Temporary Bonds, the Interest Rate will only be increased in respect of such Temporary Bonds.

(d)

If the Issuer has not completed the IHCo Reorganisation within the IHCo Deadline, the interest on any principal amount outstanding under these Bond Terms will accrue at the Interest Rate plus 1 per cent. per annum, up until the IHCo Reorganisation has been completed.

8.3	Partial Payments

(a)

If the Paying Agent or the Bond Trustee receives a Partial Payment, such Partial Payment shall, in respect of the Issuer’s debt under the Finance Documents be considered made for discharge of the debt of the Issuer in the following order of priority:

(i)	firstly, towards any outstanding fees, liabilities and expenses of the Bond Trustee (and any Security Agent);

(ii)	secondly, towards accrued interest due but unpaid; and

(iii)	thirdly, towards any other outstanding amounts due but unpaid under the Finance Documents.

(b)

Notwithstanding paragraph (a) above, any Partial Payment which is distributed to the Bondholders, shall, after the above mentioned deduction of outstanding fees, liabilities and expenses, be applied (i) firstly towards any principal amount due but unpaid and (ii) secondly, towards accrued interest due but unpaid, in the following situations;

(i) if the Bond Trustee has served a Default Notice in accordance with Clause 14.2 (Acceleration of the Bonds); or

(ii) if a resolution according to Clause 15 (Bondholders’ Decisions) has been made.

8.4	Taxation

(a)	Each Obligor is responsible for withholding any withholding tax imposed by applicable law on any payments to be made by it in relation to the Finance Documents.

(b)	The Obligors shall, if any tax is withheld in respect of the Bonds under the Finance Documents:

(i)

gross up the amount of the payment due from it up to such amount which is necessary to ensure that the Bondholders or the Bond Trustee, as the case may be, receive a net amount which is (after making the required withholding) equal to the payment which would have been received if no withholding had been required; and

(ii)	at the request of the Bond Trustee, deliver to the Bond Trustee evidence that the required tax deduction or withholding has been made.

(c)

Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.

(d)	The Bond Trustee shall not have any responsibility to obtain information about the Bondholders relevant for the tax obligations pursuant to these Bond Terms.

8.5	Currency

(a)

All amounts payable under the Finance Documents shall be payable in the Bond Currency. If, however, the Bond Currency differs from the currency of the bank account connected to the Bondholder’s account in the CSD, any cash settlement may be exchanged and credited to this bank account.

(b)

Any specific payment instructions, including foreign exchange bank account details, to be connected to the Bondholder’s account in the CSD must be provided by the relevant Bondholder to the Paying Agent (either directly or through its account manager in the CSD) within five (5) Business Days prior to a Payment Date. Depending on any currency exchange settlement agreements between each Bondholder’s bank and the Paying Agent, and opening hours of the receiving bank, cash settlement may be delayed, and payment shall be deemed to have been made once the cash settlement has taken place, provided, however, that no default interest or other penalty shall accrue for the account of the Issuer for such delay.

8.6	Set-off and counterclaims

No Obligor may apply or perform any counterclaims or set-off against any payment obligations pursuant to these Bond Terms or any other Finance Document.

9.	INTEREST

9.1	Calculation of interest

(a)

Each Outstanding Bond will accrue interest at the Interest Rate on the Nominal Amount for each Interest Period, commencing on and including the first date of the Interest Period, and ending on but excluding the last date of the Interest Period.

(b)

Any Additional Bond will accrue interest at the Interest Rate on the Nominal Amount commencing on the first date of the Interest Period in which the Additional Bonds are issued and thereafter in accordance with paragraph (a) above.

(c)	Interest shall be calculated on the basis of a 360-day year comprised of twelve months of 30 days each (30/360-days basis), unless:

(i)

the last day in the relevant Interest Period is the 31st calendar day but the first day of that Interest Period is a day other than the 30th or the 31st day of a month, in which case the month that includes that last day shall not be shortened to a 30– day month; or

(ii)	the last day of the relevant Interest Period is the last calendar day in February, in which case February shall not be lengthened to a 30-day month.

9.2	Payment of interest

Interest shall fall due on each Interest Payment Date for the corresponding preceding Interest Period and, with respect to accrued interest on the principal amount then due and payable, on each Repayment Date.

10.	REDEMPTION AND REPURCHASE OF BONDS

10.1	Redemption of Bonds

The Outstanding Bonds will mature in full on the Maturity Date and shall be redeemed by the Issuer on the Maturity Date at a price equal to 100 per cent. of the Nominal Amount.

10.2	Voluntary early redemption – Call Option

(a)	The Issuer may redeem all or part of the Outstanding Bonds (the “Call Option”) on any Business Day from and including:

(i)	the Issue Date to, but not including, the First Call Date at a price equal to the Make Whole Amount;

(ii)	the First Call Date to, but not including, the Interest Payment Date in November 2025 at a price equal to 104.938 per cent. of the Nominal Amount for each redeemed Bond (the “First Call Price”);

(iii)	the Interest Payment Date in November 2025 to, but not including, the Interest Payment Date in May 2026 at a price equal to 103.292 per cent. of the Nominal Amount for each redeemed Bond; and

(iv)	the Interest Payment Date in May 2026 to, but not including, the Maturity Date at a price equal to 100.500 per cent. of the Nominal Amount for each redeemed Bond.

(b)	Any redemption of Bonds pursuant to paragraph (a) above shall be determined based upon the redemption prices applicable on the Call Option Repayment Date.

(c)

The Call Option may be exercised by the Issuer by written notice to the Bond Trustee at least ten (10) Business Days prior to the proposed Call Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date, but may, at the Issuer’s discretion, be subject to the satisfaction of certain conditions precedent, to be satisfied or waived no later than three (3) Business Days prior to the Call Option Repayment Date. If such conditions precedent have not been lifted by that date, the call notice shall be null and void. Unless the Make Whole Amount is set out in the written notice where the Issuer exercises the Call Option, the Issuer shall calculate the Make Whole Amount and provide such calculation by written notice to the Bond Trustee as soon as possible and at the latest within three (3) Business Days from the date of the notice.

(d)	Any Call Option exercised in part will be used for pro rata payment to the Bondholders in accordance with the applicable regulations of the CSD.

10.3	Mandatory repurchase due to a Put Option Event

(a)

Upon the occurrence of a Put Option Event, each Bondholder will have the right (the “Put Option”) to require that the Issuer purchases all or some of the Bonds held by that Bondholder at a price equal to 101 per cent. of the Nominal Amount.

(b)

The Put Option must be exercised within fifteen (15) Business Days after the Issuer has given notice to the Bond Trustee and the Bondholders that a Put Option Event has occurred pursuant to Clause 12.3 (Put Option Event). Once notified, the Bondholders’ right to exercise the Put Option is irrevocable.

(c)

Each Bondholder may exercise its Put Option by written notice to its account manager for the CSD, who will notify the Paying Agent of the exercise of the Put Option. The Put Option Repayment Date will be the fifth (5th) Business Day after the end of fifteen (15) Business Days exercise period referred to in paragraph (b) above. However, the settlement of the Put Option will be based on each Bondholders holding of Bonds at the Put Option Repayment Date.

(d)

If Bonds representing more than 90 per cent. of the Outstanding Bonds have been repurchased pursuant to this Clause 10.3, the Issuer is entitled to repurchase all the remaining Outstanding Bonds at the price stated in paragraph (a) above by notifying the remaining Bondholders of its intention to do so no later than ten (10) Business Days after the Put Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date.

10.4	Mandatory repurchase due to a Material Asset Sale

(a)

Upon the occurrence of a Material Asset Sale, each Bondholder will have a right (“Asset Sale Put Option”) to require that the Issuer repurchases the relevant Bondholder’s Bonds at a price of 100.00 per cent. of the Nominal Amount of the repurchased Bonds for an amount up to the Asset Sale Put Option Amount.

(b)

The Asset Sale Put Option must be exercised within fifteen (15) Business Days after the Issuer has given notice to the Bond Trustee and the Bondholders that a Material Asset Sale has occurred pursuant to Clause 12.4 (Material Asset Sale). Once notified, the Bondholders’ right to exercise the Asset Sale Put Option is irrevocable.

(c)

Each Bondholder may exercise its Asset Sale Put Option by written notice to its account manager for the CSD, who will notify the Paying Agent of the exercise of the Asset Sale Put Option. The Asset Sale Put Option Repayment Date will be the fifth (5th) Business Day after the end of fifteen (15) Business Days exercise period referred to in paragraph (b) above. However, the settlement of the Asset Sale Put Option will be based on each Bondholders holding of Bonds at the Asset Sale Put Option Repayment Date.

(d)	Any redemption of Bonds pursuant to an Asset Sale Put Option shall be applied pro rata between the Bondholders.

(e)

For the avoidance of doubt, the Issuer will only be obligated to purchase Bonds pursuant to this Clause up to a maximum amount equal to the Asset Sale Put Option Amount irrespective of how many bondholders exercise the Asset Sale Put Option.

10.5	Early redemption option due to a tax event

If the Issuer is or will be required to gross up any withheld tax imposed by law from any payment in respect of the Bonds under the Finance Documents pursuant to Clause 8.4 (Taxation) as a result of a change in applicable law implemented after the date of these Bond Terms, the Issuer will have the right to redeem all, but not only some, of the Outstanding Bonds at a price equal to 100 per cent. of the Nominal Amount. The Issuer shall give written notice of such redemption to the Bond Trustee and the Bondholders at least twenty (20) Business Days prior to the Tax Event Repayment Date, provided that no such notice shall be given earlier than forty (40) Business Days prior to the earliest date on which the Issuer would be obliged to withhold such tax were a payment in respect of the Bonds then due.

10.6	Early redemption – Equity Clawback

(a)

The Issuer may at any time from the Issue Date to, but excluding the First Call Date use the net cash proceeds received by the Group from an Equity Offering to redeem Bonds in an aggregate nominal amount not exceeding 35 per cent. of the Outstanding Bonds at a price equal to the First Call Price for each redeemed Bond (“Equity Clawback”).

(b)	The Equity Clawback may be exercised by the Issuer by written notice to the Bond Trustee at least ten (10) Business Days prior to the proposed repayment date (“Equity Clawback Repayment Date”).

(c)	Any redemption of Bonds pursuant to an Equity Clawback shall be applied pro rata between the Bondholders in accordance with the procedures of the CSD.

11.	PURCHASE AND TRANSFER OF BONDS

11.1	Issuer’s purchase of Bonds

The Issuer and the Group Companies may purchase and hold Bonds and such Bonds may be retained, or sold in the Issuer’s sole discretion, including with respect to Bonds purchased pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event) but not be discharged, except in connection with a full redemption of the Bonds.

11.2	Restrictions

(a)

Certain purchase or selling restrictions may apply to Bondholders under applicable local laws and regulations from time to time. Neither the Issuer nor the Bond Trustee shall be responsible for ensuring compliance with such laws and regulations and each Bondholder is responsible for ensuring compliance with the relevant laws and regulations at its own cost and expense.

(b)

A Bondholder who has purchased Bonds in breach of applicable restrictions may, notwithstanding such breach, benefit from the rights attached to the Bonds pursuant to these Bond Terms (including, but not limited to, voting rights), provided that the Issuer shall not incur any additional liability by complying with its obligations to such Bondholder.

12.	INFORMATION UNDERTAKINGS

12.1	Financial Reports

(a)

The Issuer shall prepare Annual Financial Statements in the English language and make them available on its website (alternatively on another relevant information platform) as soon as they become available, and not later than four (4) months after the end of the financial year.

(b)

The Issuer shall prepare Interim Accounts in the English language and make them available on its website (alternatively on another relevant information platform) as soon as they become available, and not later than two (2) months the end of the relevant quarter.

12.2	Requirements as to Financial Reports

(a)

The Issuer shall supply to the Bond Trustee, in connection with the publication of its Financial Reports pursuant to Clause 12.1 (Financial Reports), a Compliance Certificate with a copy of the Financial Reports attached thereto. The Compliance Certificate shall be duly signed by the director or the chief financial officer (or an equivalent officer) of the Issuer, certifying inter alia that the Financial Reports fairly represent its financial condition as at the date of the relevant Financial Report and setting out (in reasonable detail) computations evidencing (i) compliance with Clause 13.16 (Financial covenants) as at such date and (ii) for any Compliance Certificate delivered in connection with the Annual Financial Statements, the obligation to nominate Material Subsidiaries in accordance with Clause 13.11 (Nomination of Material Subsidiaries) and the names of each Material Subsidiary so nominated.

(b)

In addition, the Issuer shall submit to the Bond Trustee a Compliance Certificate (in form and substance satisfactory to the Bond Trustee) signed by the chief executive officer or the chief financial officer of the Issuer in respect of each Incurrence Test to be made pursuant to the terms hereof, promptly upon the making of that Incurrence Test (which shall contain figures and calculations evidencing (in reasonable detail) compliance with the relevant Incurrence Test).

(c)	The Bond Trustee may make any such Compliance Certificates delivered pursuant to paragraph (a) and (b) above available to the Bondholders.

(d)	The Issuer shall procure that the Financial Reports delivered pursuant to Clause 12.1 (Financial Reports) are prepared using the Accounting Standard consistently applied.

12.3	Put Option Event

The Issuer shall promptly inform the Bond Trustee and the Bondholders in writing after becoming aware that a Put Option Event has occurred.

12.4	Material Asset Sale

The Issuer shall promptly inform the Bond Trustee in writing after becoming aware that a Material Asset Sale has occurred.

12.5	Listing Failure Event

The Issuer shall promptly inform the Bond Trustee in writing if a Listing Failure Event has occurred. However, no Event of Default shall occur if the Issuer fails (i) to list the Bonds in accordance with Clause 4 (Admission to listing) or (ii) to inform of such Listing Failure Event, and such failure shall result in the accrual of default interest in accordance with paragraph (c) of Clause 8.2 (Default interest) for as long as such Listing Failure Event is continuing.

12.6	IHCo Reorganisation

The Issuer shall promptly inform the Bond Trustee in writing if the IHCo Reorganisation is not completed within the IHCo Deadline. However, no Event of Default shall occur if the Issuer fails (i) to complete the IHCo Reorganisation in accordance with paragraph (a) of Clause 6.3 (Conditions subsequent) or (ii) to inform of the non-completion of the IHCo Reorganisation within the IHCo Deadline, and such failure shall result in the accrual of default interest in accordance with paragraph (d) of Clause 8.2 (Default interest) up until the IHCo Reorganisation has been completed.

12.7	Information: Miscellaneous

The Issuer shall:

(a)

promptly inform the Bond Trustee in writing of any Event of Default or any event or circumstance which the Issuer understands or could reasonably be expected to understand may lead to an Event of Default and the steps, if any, being taken to remedy it;

(b)	at the request of the Bond Trustee, report the balance of the Issuer’s Bonds (to the best of its knowledge, having made due and appropriate enquiries);

(c)	send the Bond Trustee copies of any statutory notifications of the Issuer, including but not limited to in connection with mergers, de-mergers and reduction of the Issuer’s share capital or equity;

(d)	if the Bonds are listed on an Exchange, send a copy to the Bond Trustee of its notices to the Exchange;

(e)	if the Issuer and/or the Bonds are rated, inform the Bond Trustee of its and/or the rating of the Bonds, and any changes to such rating;

(f)	inform the Bond Trustee of changes in the registration of the Bonds in the CSD; and

(g)	within a reasonable time, provide such information about the Issuer’s and the Group’s business, assets and financial condition as the Bond Trustee may reasonably request.

13.	GENERAL AND FINANCIAL UNDERTAKINGS

The Issuer undertakes to (and shall, where applicable, procure that the other Group Companies will) comply with the undertakings set forth in this Clause 13.

13.1	Pari passu ranking

The Issuer shall, and shall procure that each other Obligor will, ensure that its obligations under these Bond Terms and any other Finance Document shall at all times rank at least pari passu as set out in Clause 2.5 (Status of the Bonds).

13.2	Authorisations

The Issuer shall, and shall procure that each other Group Company will, in all material respects obtain, maintain and comply with the terms of any authorisation, approval, licence and consent required for the conduct of its business as carried out from time to time.

13.3	Compliance with laws

The Issuer shall, and shall procure that each other Group Company will, comply with all laws and regulations they may be subject to from time to time to the extent that failure to comply with such laws and regulations would have a Material Adverse Effect.

13.4	Continuation of business

The Issuer shall procure that no material change is made to the general nature of the business of the Group from that carried on by the Group at the Issue Date.

13.5	Corporate status

The Issuer shall not change its jurisdiction of incorporation.

13.6	Mergers and de-mergers

(a)	The Issuer shall not, and shall procure that no other Group Company will, carry out::

(i)

any merger or other business combination or corporate reorganisation involving the consolidation of assets and obligations of the Issuer or any other Group Company with any other person other than with a Group Company; or

(ii)	any demerger or other corporate reorganisation having the same or equivalent effect as a demerger involving the Issuer and any Group Company;

if such merger, demerger, combination or reorganisation would have a Material Adverse Effect.

(b)	Notwithstanding paragraph (a) above:

(i)	the Issuer shall always be the surviving entity in a merger involving the Issuer; and

(ii)

in the case of any merger involving an Obligor, the combined entity shall, subject to the Agreed Security Principles and to the extent it remains a Group Company post-merger pursuant to a merger which also constitutes a permitted disposal, provide the same guarantees and Transaction Security as set out under Clause 2.6 (Transaction Security).

13.7	Financial Indebtedness

The Issuer shall not, and shall procure that no other Group Company will incur or maintain any new Financial Indebtedness, other than Permitted Financial Indebtedness.

13.8	Negative pledge

The Issuer shall not, and shall procure that no other Group Company will, create or allow to subsist, retain, provide, prolong or renew any Security over any of its/their assets (whether present or future), other than any Permitted Security.

13.9	Dividend restrictions

The Issuer shall not make any distributions, other than any Permitted Distributions.

13.10	Arm’s length transactions

The Issuer shall not, and shall ensure that no Group Company will, enter into any transaction with any Affiliate (other than a Group Company) except on arm’s length basis.

13.11	Nomination of Material Subsidiaries

(a)	The Issuer shall in the Compliance Certificate to be delivered in connection with each of its Annual Financial Statements nominate as Material Subsidiaries:

(i)	any Group Company in respect of which for at least two (2) consecutive financial quarters:

(A)	its Total Assets equal or exceed 10 per cent. of Consolidated Total Assets;

(B)	its revenues equal or exceed 10 per cent. of the revenues of the Group; or

(C)

its Adjusted EBITDA equals or exceeds 10 per cent. of the Group’s consolidated Adjusted EBITDA, in each case, calculated on an unconsolidated basis and excluding any intra-Group items and investments in Subsidiaries; and

(ii)	any other Group Company which has been designated as a Material Subsidiary by the Issuer.

(b)

Subject to the Agreed Security Principles, the Issuer shall procure that it together with the Material Subsidiaries (for this purpose, calculated for each such entity on an individual basis and not on a consolidated basis with its Subsidiaries) shall constitute at least 80 per cent. of the Consolidated Total Assets, revenues and EBITDA of the Group.

(c)

For the purpose of determining the Material Subsidiaries, Total Assets, Consolidated Total Assets, revenues and Adjusted EBITDA shall be calculated by reference to the most recent Financial Report (with any pro forma adjustments required for the calculation of the Adjusted EBITDA).

(d)

Subject to the Agreed Security Principles, the Issuer shall ensure that any new Material Subsidiary accedes as a Guarantor and that Transaction Security is granted in respect of such Material Subsidiary, in each case no later than forty (40) Business Days after its nomination pursuant to paragraph (a) of this Clause 13.11.

(e)

Subject to the Agreed Security Principles, the Issuer is entitled to (in addition to the obligations set out in paragraph (a) above) to nominate Material Subsidiaries one additional time per year on the basis of the latest Interim Accounts otherwise pursuant to paragraphs (a) to (d) above, which shall apply mutatis mutandis to such additional nomination of Material Subsidiaries.

(f)	The Issuer may re-designate any entity:

(i)	which is no longer obligated to be a Material Subsidiary pursuant to the above criteria, however limited to once per financial year; or

(ii)	being the subject of a planned Disposal, merger or demerger permitted under these Bond Terms, ten (10) Business Days prior to such Disposal, merger or demerger,

and in each case request the release of any Guarantee and Transaction Security provided by or in respect of such entity.

13.12	Insurances

The Issuer shall, and shall procure that each other Group Company will, insure its business and assets with financially sound and reputable insurance companies (which shall be deemed to include, for the avoidance of doubt, Aker Insurance AS and any Group Company which is an insurance company) to such an extent and against such risks as companies engaged in a similar business normally insure.

13.13	Financial Support restrictions

The Issuer shall not, and shall ensure that no other Group Company shall, grant or permit to subsist any Financial Support to or for the benefit of any person, other than Permitted Financial Support.

13.14	Maintenance of the Group

The Issuer shall at all times be the direct or indirect holder of all ownership interests in the Group Companies.

13.15	Revolving Credit Facility

(a)	The Issuer may enter into agreements for a Revolving Credit Facility up to, from time to time, the higher of an aggregate maximum commitment (the “Maximum RCF Commitment”) of:

(i)	USD 50,000,000 (or its equivalent in any other currency); and

(ii)	50.00 per cent of the Adjusted EBITDA for the latest Relevant Period,

(the “RCF Test”), in each case from one or more lenders.

(b)

The Revolving Credit Facility may (in addition to the Maximum RCF Commitment) include (either as part of a Revolving Credit Facility or as a separate facility) one or more guarantee facilities in the maximum total commitment of USD 75,000,000.

(c)

The Issuer (and any other borrower thereunder) may apply amounts borrowed by it under the Revolving Credit Facility towards general corporate and working capital purposes of the Group (including, for the avoidance of doubt, acquisitions).

(d)

The RCF Test shall be made on each Quarter Date and calculations of the same shall be included in each Compliance Certificate. To the extent the RCF Test is not met on two consecutive Quarter Dates, the Issuer shall reduce the Maximum RCF Commitment to ensure compliance with the RCF Test within twenty (20) Business Days from the date of the Compliance Certificate.

(e)

Any loans under the Revolving Credit Facility shall be subject to simultaneous clean down for two (2) consecutive Business Days once every twelve (12) months with no less than three (3) months elapsing between each clean down.

(f)

All amounts outstanding under the RCF Finance Documents shall be secured on a pari passu basis by the Transaction Security (other than the Escrow Account Pledge and the Bond Escrow Account Pledge) on the terms of the Intercreditor Agreement (pursuant to which it shall have super senior status together with any Secured Hedging Obligations with respect to any proceeds after an enforcement event).

13.16	Financial covenants

(a)	The Issuer shall, on a consolidated basis, comply with the following financial covenants:

(i)	Liquidity not to be less than USD 30,000,000.

(ii)	Gearing Ratio not to exceed 1.00:1.00.

(iii)	Interest Cover Ratio not to be less than 2.50:1.00.

(b)

The Issuer undertakes to comply with the financial covenants set out in paragraph (a) at all times during the term of the Bonds, such compliance to be certified by the Issuer by the delivery of a Compliance Certificate at the times set out in paragraph (a) of Clause 12.2 (Requirements as to Financial Reports).

13.17	Financial testing

(a)	The financial covenants set out in Clause 13.16 (Financial covenants):

(i)	shall be tested first time with reference to the Quarter Date immediately following the Issue Date, and thereafter on each Quarter Date; and

(ii)	shall be tested by reference to each of the Financial Reports delivered and each Compliance Certificate delivered.

(b)

Except as provided to the contrary in these Bond Terms, an accounting term used in relation to calculation of any financial covenant is to be construed and the accounting items are to be treated/recognised in accordance with the Accounting Standard and the accounting principles applied in connection with the Original Financial Statements, adjusted, if necessary, to reflect IAS 17 and exclude effects of equal treatment of financial and operational leasing (consistent with the definition of “Finance Lease”).

(c)

Amounts will be specified in USD, and, if to be converted from another currency, will be calculated on the basis of the relevant rates of exchange used by the Issuer in or in connection with its most recent Financial Reports.

13.18	Equity Cure

Breaches of any financial covenant set out in Clause 13.16 (Financial Covenants) may be cured via contribution of new share capital or Subordinated Loans from the Issuer’s shareholders. The cure amount shall be applied towards:

(a)	Consolidated Cash and Cash Equivalent Assets in the case of a breach of the Gearing Ratio or Liquidity; and

(b)

Consolidated Finance Cost (as though the underlying debt on which the Consolidated Finance Cost accrued had been reduced by that amount on the first day of the Relevant Period) in the case of a breach of Interest Cover Ratio.

No more than two (2) cures may be effected during the term of the Bonds.

13.19	Incurrence Test

(a)	The Incurrence Test is met if:

(i)	in respect of incurrence of new Financial Indebtedness:

(A)	the Leverage Ratio (calculated in accordance with paragraph (c) below), is equal to or less than 2.50:1.00; and

(B)	the Interest Cover Ratio is equal to or greater than 2.75:1.00;

(ii)	in respect of any Distribution, the Leverage Ratio (calculated in accordance with paragraph (c) below), is equal to or less than 1.75:1.00.

(b)

Compliance with the Incurrence Test is subject to in each case, that no Event of Default is outstanding or would result from the relevant event for which compliance with the Incurrence Test is required.

(c)	The calculation of the Leverage Ratio for the purpose of the Incurrence Test shall:

(i)	Be made as per a testing date determined by the Issuer, falling no earlier than thirty (30) days prior to the event relevant for the application of the Incurrence Test.

(ii)

The Consolidated Net Total Borrowings shall be measured on the relevant testing date so determined, shall include the full principal amount of the Financial Indebtedness in respect of which the Incurrence Test is applied and shall exclude any Financial Indebtedness which shall be refinanced with the new Financial Indebtedness (however, any cash balance resulting from the incurrence of such Financial Indebtedness shall not reduce the Consolidated Net Total Borrowings).

(iii)

The figures for Adjusted EBITDA for the Relevant Period (or a later Relevant Period if applicable) immediately prior to the testing date (unless the testing date is a financial quarter end) shall be used for the Incurrence Test, but adjusted so that:

(A)

the operating profit before interest, tax, depreciation, amortisation and impairment changes (calculated on the same basis as EBITDA) of any Group Company (or attributable to a business or assets acquired by a Group Company) acquired or disposed of or in respect of any discontinued operations after the end of the Relevant Period but before the relevant testing date, shall be included or excluded (as applicable), pro forma, for the entire Relevant Period; and

(B)

any company, business, undertaking or assets to be acquired with the proceeds from new Financial Indebtedness in respect of which the Incurrence Test is applied shall be included, pro forma, for the entire Relevant Period.

14.	EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS

14.1	Events of Default

Each of the events or circumstances set out in this Clause 14.1 shall constitute an Event of Default:

(a)	Non-payment

An Obligor fails to pay any amount payable by it under the Finance Documents when such amount is due for payment, unless:

(i)	its failure to pay is caused by administrative or technical error in payment systems or the CSD and payment is made within five (5) Business Days following the original due date; or

(ii)	in the discretion of the Bond Trustee, the Issuer has substantiated that it is likely that such payment will be made in full within five (5) Business Days following the original due date.

(b)	Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents other than set out under paragraph (a) (Non-payment) above, unless such failure is capable of being remedied and is remedied within twenty (20) Business Days after the earlier of the Issuer’s actual knowledge thereof, or notice thereof is given to the Issuer by the Bond Trustee.

(c)	Misrepresentation

Any representation, warranty or statement (including statements in Compliance Certificates) made by any Group Company under or in connection with any Finance Documents is or proves to have been incorrect, inaccurate or misleading in any material respect when made.

(d)	Cross default

If for any Group Company:

(i)	any Financial Indebtedness is not paid when due nor within any applicable grace period; or

(ii)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(iii)	any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described), or

(iv)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described),

provided however that the aggregate amount of such Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above exceeds a total of USD 10,000,000 (or the equivalent thereof in any other currency).

(e)	Insolvency and insolvency proceedings

Any Group Company:

(i)	is Insolvent; or

(ii)	is object of any corporate action or any legal proceedings is taken in relation to:

(A)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganisation; or

(B)	a composition, compromise, assignment or arrangement with any creditor which may materially impair its ability to perform its payment obligations under these Bond Terms; or

(C)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or

(D)	enforcement of any Security over any of its or their assets having an aggregate value exceeding the threshold amount set out in paragraph (d) (Cross default) above; or

(E)	for paragraphs (A) - (D) above, any analogous procedure or step is taken in any jurisdiction in respect of any such company.

However, this shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within twenty (20) Business Days of commencement.

(f)	Creditor’s process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Group Company having an aggregate value exceeding the threshold amount set out in paragraph (d) (Cross default) above and is not discharged within twenty (20) Business Days.

(g)	Unlawfulness

It is or becomes unlawful for an Obligor to perform or comply with any of its obligations under the Finance Documents to the extent this may materially impair:

(i)	the ability of such Obligor to perform its obligations under these Bond Terms; or

(ii)	the ability of the Bond Trustee or any Security Agent to exercise any material right or power vested to it under the Finance Documents.

14.2	Acceleration of the Bonds

If an Event of Default has occurred and is continuing, the Bond Trustee may, in its discretion in order to protect the interests of the Bondholders, or upon instruction received from the Bondholders pursuant to Clause 14.3 (Bondholders’ instructions) below, by serving a Default Notice to the Issuer:

(a)

declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(b)

exercise (or direct the Security Agent to exercise) any or all of its rights, remedies, powers or discretions under the Finance Documents or take such further measures as are necessary to recover the amounts outstanding under the Finance Documents.

14.3	Bondholders’ instructions

The Bond Trustee shall serve a Default Notice pursuant to Clause 14.2 (Acceleration of the Bonds) if:

(a)

the Bond Trustee receives a demand in writing from Bondholders representing a simple majority of the Voting Bonds, that an Event of Default shall be declared, and a Bondholders’ Meeting has not made a resolution to the contrary; or

(b)	the Bondholders’ Meeting, by a simple majority decision, has approved the declaration of an Event of Default.

14.4	Calculation of claim

The claim derived from the Outstanding Bonds due for payment as a result of the serving of a Default Notice will be calculated at the call prices set out in Clause 10.2 (Voluntary early redemption – Call Option), as if such repayment and redemption had been done as an exercise of the Call Option when such Event of Default first occurred.

15.	BONDHOLDERS’ DECISIONS

15.1	Authority of the Bondholders’ Meeting

(a)

A Bondholders’ Meeting may, on behalf of the Bondholders, resolve to alter any of these Bond Terms, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.

(b)

The Bondholders’ Meeting cannot resolve that any overdue payment of any instalment shall be reduced unless there is a pro rata reduction of the principal that has not fallen due, but may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

(c)	The Bondholders’ Meeting may not adopt resolutions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders.

(d)

Subject to the power of the Bond Trustee to take certain action as set out in Clause 16.1 (Power to represent the Bondholders), if a resolution by, or an approval of, the Bondholders is required, such resolution may be passed at a Bondholders’ Meeting. Resolutions passed at any Bondholders’ Meeting will be binding upon all Bondholders.

(e)	At least 50 per cent. of the Voting Bonds must be represented at a Bondholders’ Meeting for a quorum to be present.

(f)	Resolutions will be passed by simple majority of the Voting Bonds represented at the Bondholders’ Meeting, unless otherwise set out in paragraph (g) below.

(g)

Save for any amendments or waivers which can be made without resolution pursuant to paragraph (a) section (i) and (ii) of Clause 17.1 (Procedure for amendments and waivers), a majority of at least 2/3 of the Voting Bonds represented at the Bondholders’ Meeting is required for approval of any waiver or amendment of these Bond Terms.

15.2	Procedure for arranging a Bondholders’ Meeting

(a)	A Bondholders’ Meeting shall be convened by the Bond Trustee upon the request in writing of:

(i)	the Issuer;

(ii)	Bondholders representing at least 1/10 of the Voting Bonds;

(iii)	the Exchange, if the Bonds are listed and the Exchange is entitled to do so pursuant to the general rules and regulations of the Exchange; or

(iv)	the Bond Trustee.

The request shall clearly state the matters to be discussed and resolved.

(b)

If the Bond Trustee has not convened a Bondholders’ Meeting within ten (10) Business Days after having received a valid request for calling a Bondholders’ Meeting pursuant to paragraph (a) above, then the requesting party may call the Bondholders’ Meeting itself.

(c)

Summons to a Bondholders’ Meeting must be sent no later than ten (10) Business Days prior to the proposed date of the Bondholders’ Meeting. The Summons shall be sent to all Bondholders registered in the CSD at the time the Summons is sent from the CSD. If the Bonds are listed, the Issuer shall ensure that the Summons is published in accordance with the applicable regulations of the Exchange. The Summons shall also be published on the website of the Bond Trustee (alternatively by press release or other relevant information platform).

(d)

Any Summons for a Bondholders’ Meeting must clearly state the agenda for the Bondholders’ Meeting and the matters to be resolved. The Bond Trustee may include additional agenda items to those requested by the person calling for the Bondholders’ Meeting in the Summons. If the Summons contains proposed amendments to these Bond Terms, a description of the proposed amendments must be set out in the Summons.

(e)	Items which have not been included in the Summons may not be put to a vote at the Bondholders’ Meeting.

(f)

By written notice to the Issuer, the Bond Trustee may prohibit the Issuer from acquiring or dispose of Bonds during the period from the date of the Summons until the date of the Bondholders’ Meeting, unless the acquisition of Bonds is made by the Issuer pursuant to Clause 10 (Redemption and Repurchase of Bonds).

(g)

A Bondholders’ Meeting may be held on premises selected by the Bond Trustee, or if paragraph (b) above applies, by the person convening the Bondholders’ Meeting (however to be held in the capital of the Relevant Jurisdiction). The Bondholders’ Meeting will be opened and, unless otherwise decided by the Bondholders’ Meeting, chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders’ Meeting will be opened by a Bondholder and be chaired by a representative elected by the Bondholders’ Meeting (the Bond Trustee or such other representative, the “Chairperson”).

(h)

Each Bondholder, the Bond Trustee and, if the Bonds are listed, representatives of the Exchange, or any person or persons acting under a power of attorney for a Bondholder, shall have the right to attend the Bondholders’ Meeting (each a “Representative”). The Chairperson may grant access to the meeting to other persons not being Representatives, unless the Bondholders’ Meeting decides otherwise. In addition, each Representative has the right to be accompanied by an advisor. In case of dispute or doubt regarding whether a person is a Representative or entitled to vote, the Chairperson will decide who may attend the Bondholders’ Meeting and exercise voting rights.

(i)

Representatives of the Issuer have the right to attend the Bondholders’ Meeting. The Bondholders Meeting may resolve to exclude the Issuer’s representatives and/or any person holding only Issuer’s Bonds (or any representative of such person) from participating in the meeting at certain times, however, the Issuer’s representative and any such other person shall have the right to be present during the voting.

(j)

Minutes of the Bondholders’ Meeting must be recorded by, or by someone acting at the instruction of, the Chairperson. The minutes must state the number of Voting Bonds represented at the Bondholders’ Meeting, the resolutions passed at the meeting, and the results of the vote on the matters to be decided at the Bondholders’ Meeting. The minutes shall be signed by the Chairperson and at least one other person. The minutes will be deposited with the Bond Trustee who shall make available a copy to the Bondholders and the Issuer upon request.

(k)

The Bond Trustee will ensure that the Issuer, the Bondholders and the Exchange are notified of resolutions passed at the Bondholders’ Meeting and that the resolutions are published on the website of the Bond Trustee (or other relevant electronically platform or press release).

(l)

The Issuer shall bear the costs and expenses incurred in connection with convening a Bondholders’ Meeting regardless of who has convened the Bondholders’ Meeting, including any reasonable costs and fees incurred by the Bond Trustee.

15.3	Voting rules

(a)

Each Bondholder (or person acting for a Bondholder under a power of attorney) may cast one vote for each Voting Bond owned on the Relevant Record Date, ref. Clause 3.3 (Bondholders’ rights). The Chairperson may, in its sole discretion, decide on accepted evidence of ownership of Voting Bonds.

(b)	Issuer’s Bonds shall not carry any voting rights. The Chairperson shall determine any question concerning whether any Bonds will be considered Issuer’s Bonds.

(c)

For the purposes of this Clause 15, a Bondholder that has a Bond registered in the name of a nominee will, in accordance with Clause 3.3 (Bondholders’ rights), be deemed to be the owner of the Bond rather than the nominee. No vote may be cast by any nominee if the Bondholder has presented relevant evidence to the Bond

Trustee pursuant to Clause 3.3 (Bondholders’ rights) stating that it is the owner of the Bonds voted for. If the Bondholder has voted directly for any of its nominee registered Bonds, the Bondholder’s votes shall take precedence over votes submitted by the nominee for the same Bonds.

(d)	Any of the Issuer, the Bond Trustee and any Bondholder has the right to demand a vote by ballot. In case of parity of votes, the Chairperson will have the deciding vote.

15.4	Repeated Bondholders’ Meeting

(a)

Even if the necessary quorum set out in paragraph (e) of Clause 15.1 (Authority of the Bondholders’ Meeting) is not achieved, the Bondholders’ Meeting shall be held and voting completed for the purpose of recording the voting results in the minutes of the Bondholders’ Meeting. The Bond Trustee or the person who convened the initial Bondholders’ Meeting may, within ten (10) Business Days of that Bondholders’ Meeting, convene a repeated meeting with the same agenda as the first meeting.

(b)

The provisions and procedures regarding Bondholders’ Meetings as set out in Clause 15.1 (Authority of the Bondholders’ Meeting), Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and Clause 15.3 (Voting rules) shall apply mutatis mutandis to a repeated Bondholders’ Meeting, with the exception that the quorum requirements set out in paragraph (e) of Clause 15.1 (Authority of the Bondholders’ Meeting) shall not apply to a repeated Bondholders’ Meeting. A Summons for a repeated Bondholders’ Meeting shall also contain the voting results obtained in the initial Bondholders’ Meeting.

(c)

A repeated Bondholders’ Meeting may only be convened once for each original Bondholders’ Meeting. A repeated Bondholders’ Meeting may be convened pursuant to the procedures of a Written Resolution in accordance with Clause 15.5 (Written Resolutions), even if the initial meeting was held pursuant to the procedures of a Bondholders’ Meeting in accordance with Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and vice versa.

15.5	Written Resolutions

(a)

Subject to these Bond Terms, anything which may be resolved by the Bondholders in a Bondholders’ Meeting pursuant to Clause 15.1 (Authority of the Bondholders’ Meeting) may also be resolved by way of a Written Resolution. A Written Resolution passed with the relevant majority is as valid as if it had been passed by the Bondholders in a Bondholders’ Meeting, and any reference in any Finance Document to a Bondholders’ Meeting shall be construed accordingly.

(b)	The person requesting a Bondholders’ Meeting may instead request that the relevant matters are to be resolved by Written Resolution only, unless the Bond Trustee decides otherwise.

(c)

The Summons for the Written Resolution shall be sent to the Bondholders registered in the CSD at the time the Summons is sent from the CSD and published at the Bond Trustee’s web site, or other relevant electronic platform or via press release.

(d)

The provisions set out in Clause 15.1 (Authority of the Bondholders’ Meeting), 15.2 (Procedure for arranging a Bondholders’ Meeting), Clause 15.3 (Voting rules) and Clause 15.4 (Repeated Bondholders’ Meeting) shall apply mutatis mutandis to a Written Resolution, except that:

(i)	the provisions set out in paragraphs (g), (h) and (i) of Clause 15.2 (Procedure for arranging Bondholders Meetings); or

(ii)	provisions which are otherwise in conflict with the requirements of this Clause 15.5,

shall not apply to a Written Resolution.

(e)	The Summons for a Written Resolution shall include:

(i)	instructions as to how to vote to each separate item in the Summons (including instructions as to how voting can be done electronically if relevant); and

(ii)

the time limit within which the Bond Trustee must have received all votes necessary in order for the Written Resolution to be passed with the requisite majority, which shall be at least ten (10) Business Days but not more than fifteen (15) Business Days from the date of the Summons (the “Voting Period”).

(f)

Only Bondholders of Voting Bonds registered with the CSD on the Relevant Record Date, or the beneficial owner thereof having presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights), will be counted in the Written Resolution.

(g)

A Written Resolution is passed when the requisite majority set out in paragraph (e) or (f) of Clause 15.1 (Authority of Bondholders’ Meeting) has been obtained, based on a quorum of the total number of Voting Bonds, even if the Voting Period has not yet expired. A Written Resolution will also be resolved if the sufficient numbers of negative votes are received prior to the expiry of the Voting Period.

(h)

The effective date of a Written Resolution passed prior to the expiry of the Voting Period is the date when the resolution is approved by the last Bondholder that results in the necessary voting majority being obtained.

(i)

If no resolution is passed prior to the expiry of the Voting Period, the number of votes shall be calculated at the time specified in the summons on the last day of the Voting Period, and a decision will be made based on the quorum and majority requirements set out in paragraphs (e) to (g) of Clause 15.1 (Authority of Bondholders’ Meeting).

16.	THE BOND TRUSTEE

16.1	Power to represent the Bondholders

(a)

The Bond Trustee has power and authority to act on behalf of, and/or represent, the Bondholders in all matters, including but not limited to taking any legal or other action, including enforcement of these Bond Terms, and the commencement of bankruptcy or other insolvency proceedings against the Issuer, or others.

(b)

The Issuer shall promptly upon request provide the Bond Trustee with any such documents, information and other assistance (in form and substance satisfactory to the Bond Trustee), that the Bond Trustee deems necessary for the purpose of exercising its and the Bondholders’ rights and/or carrying out its duties under the Finance Documents.

16.2	The duties and authority of the Bond Trustee

(a)

The Bond Trustee shall represent the Bondholders in accordance with the Finance Documents, including, inter alia, by following up on the delivery of any Compliance Certificates and such other documents which the Issuer is obliged to disclose or deliver to the Bond Trustee pursuant to the Finance Documents and, when relevant, in relation to accelerating and enforcing the Bonds on behalf of the Bondholders.

(b)

The Bond Trustee is not obligated to assess or monitor the financial condition of the Issuer or any other Obligor unless to the extent expressly set out in these Bond Terms, or to take any steps to ascertain whether any Event of Default has occurred. Until it has actual knowledge to the contrary, the Bond Trustee is entitled to assume that no Event of Default has occurred. The Bond Trustee is not responsible for the valid execution or enforceability of the Finance Documents, or for any discrepancy between the indicative terms and conditions described in any marketing material presented to the Bondholders prior to issuance of the Bonds and the provisions of these Bond Terms.

(c)

The Bond Trustee is entitled to take such steps that it, in its sole discretion, considers necessary or advisable to protect the rights of the Bondholders in all matters pursuant to the terms of the Finance Documents. The Bond Trustee may submit any instructions received by it from the Bondholders to a Bondholders’ Meeting before the Bond Trustee takes any action pursuant to the instruction.

(d)	The Bond Trustee is entitled to engage external experts when carrying out its duties under the Finance Documents.

(e)	The Bond Trustee shall hold all amounts recovered on behalf of the Bondholders on separated accounts.

(f)

The Bond Trustee shall facilitate that resolutions passed at the Bondholders’ Meeting are properly implemented, provided, however, that the Bond Trustee may refuse to implement resolutions that may be in conflict with these Bond Terms, any other Finance Document, or any applicable law.

(g)

Notwithstanding any other provision of the Finance Documents to the contrary, the Bond Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.

(h)	If the cost, loss or liability which the Bond Trustee may incur (including reasonable fees payable to the Bond Trustee itself) in:

(i)	complying with instructions of the Bondholders; or

(ii)	taking any action at its own initiative,

will not, in the reasonable opinion of the Bond Trustee, be covered by the Issuer or the relevant Bondholders pursuant to paragraphs (e) and (g) of Clause 16.4 (Expenses, liability and indemnity), the Bond Trustee may refrain from acting in accordance with such instructions, or refrain from taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.

(i)

The Bond Trustee shall give a notice to the Bondholders before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Bond Trustee under the Finance Documents.

(j)

The Bond Trustee may instruct the CSD to split the Bonds to a lower nominal value in order to facilitate partial redemptions, write-downs or restructurings of the Bonds or in other situations where such split is deemed necessary.

16.3	Equality and conflicts of interest

(a)

The Bond Trustee shall not make decisions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders. The Bond Trustee shall, when acting pursuant to the Finance Documents, act with regard only to the interests of the Bondholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.

(b)

The Bond Trustee may act as agent, trustee, representative and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee is entitled to delegate its duties to other professional parties.

16.4	Expenses, liability and indemnity

(a)

The Bond Trustee will not be liable to the Bondholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss. Irrespective of the foregoing, the Bond Trustee shall have no liability to the Bondholders for damage caused by the Bond Trustee acting in accordance with instructions given by the Bondholders in accordance with these Bond Terms.

(b)

The Bond Trustee will not be liable to the Issuer for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss.

(c)

Any liability for the Bond Trustee for damage or loss is limited to the amount of the Outstanding Bonds. The Bond Trustee is not liable for the content of information provided to the Bondholders by or on behalf of the Issuer or any other person.

(d)	The Bond Trustee shall not be considered to have acted negligently in:

(i)	acting in accordance with advice from or opinions of reputable external experts; or

(ii)	taking, delaying or omitting any action if acting with reasonable care and provided the Bond Trustee considers that such action is in the interests of the Bondholders.

(e)

The Issuer is liable for, and will indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees and agents) in connection with the performance of the Bond Trustee’s obligations under the Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee’s actions based on misrepresentations made by the Issuer in connection with the issuance of the Bonds, the entering into or performance under the Finance Documents, and for as long as any amounts are outstanding under or pursuant to the Finance Documents.

(f)

The Issuer shall cover all costs and expenses incurred by the Bond Trustee in connection with it fulfilling its obligations under the Finance Documents. The Bond Trustee is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents. The Bond Trustee’s obligations under the Finance Documents are conditioned upon the due payment of such fees and indemnifications. The fees of the Bond Trustee will be further set out in the Bond Trustee Fee Agreement.

(g)

The Issuer shall on demand by the Bond Trustee pay all costs incurred for external experts engaged after the occurrence of an Event of Default, or for the purpose of investigating or considering (i) an event or circumstance which the Bond Trustee reasonably believes is or may lead to an Event of Default or (ii) a matter relating to the Issuer or any Finance Document which the Bond Trustee reasonably believes may constitute or lead to a breach of any Finance Document or otherwise be detrimental to the interests of the Bondholders under the Finance Documents.

(h)

Fees, costs and expenses payable to the Bond Trustee which are not reimbursed in any other way due to an Event of Default, the Issuer being Insolvent or similar circumstances pertaining to any Obligor, may be covered by making an equal reduction in the proceeds to the Bondholders hereunder of any costs and expenses incurred by the Bond Trustee or the Security Agent in connection therewith. The Bond Trustee may withhold funds from any escrow account (or similar arrangement) or from other funds received from the Issuer or any other person, irrespective of such funds being subject to Transaction Security, and to set-off and cover any such costs and expenses from those funds.

(i)

As a condition to effecting any instruction from the Bondholders (including, but not limited to, instructions set out in Clause 14.3 (Bondholders’ instructions) or Clause 15.2 (Procedure for arranging a Bondholders’ Meeting)), the Bond Trustee may require satisfactory Security, guarantees and/or indemnities for any possible liability and anticipated costs and expenses from those Bondholders who have given that instruction and/or who voted in favour of the decision to instruct the Bond Trustee.

16.5	Replacement of the Bond Trustee

(a)

The Bond Trustee may be replaced by a majority of 2/3 of Voting Bonds in accordance with the procedures set out in Clause 15 (Bondholders’ Decisions), and the Bondholders may resolve to replace the Bond Trustee without the Issuer’s approval.

(b)

The Bond Trustee may resign by giving notice to the Issuer and the Bondholders, in which case a successor Bond Trustee shall be elected pursuant to this Clause 16.5, initiated by the retiring Bond Trustee.

(c)

If the Bond Trustee is Insolvent, or otherwise is permanently unable to fulfil its obligations under these Bond Terms, the Bond Trustee shall be deemed to have resigned and a successor Bond Trustee shall be appointed in accordance with this Clause 16.5. The Issuer may appoint a temporary Bond Trustee until a new Bond Trustee is elected in accordance with paragraph (a) above.

(d)

The change of Bond Trustee shall only take effect upon execution of all necessary actions to effectively substitute the retiring Bond Trustee, and the retiring Bond Trustee undertakes to co-operate in all reasonable manners without delay to such effect. The retiring Bond Trustee shall be discharged from any further obligation in respect of the Finance Documents from the change takes effect, but shall remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Bond Trustee. The retiring Bond Trustee remains entitled to any benefits and any unpaid fees or expenses under the Finance Documents before the change has taken place.

(e)

Upon change of Bond Trustee, the Issuer shall co-operate in all reasonable manners without delay to replace the retiring Bond Trustee with the successor Bond Trustee and release the retiring Bond Trustee from any future obligations under the Finance Documents and any other documents.

16.6	Security Agent

(a)

The Bond Trustee is appointed to act as Security Agent for the Bonds, unless any other person is appointed. The main functions of the Security Agent may include holding Transaction Security on behalf of the Secured Parties and monitoring compliance by the Issuer and other relevant parties of their respective obligations under the Transaction Security Documents with respect to the Transaction Security on the basis of information made available to it pursuant to the Finance Documents.

(b)

The Bond Trustee shall, when acting as Security Agent for the Bonds, at all times maintain and keep all certificates and other documents received by it, that are bearers of right relating to the Transaction Security in safe custody on behalf of the Bondholders. The Bond Trustee shall not be responsible for or required to insure against any loss incurred in connection with such safe custody.

(c)

Before the appointment of a Security Agent other than the Bond Trustee, the Issuer shall be given the opportunity to state its views on the proposed Security Agent, but the final decision as to appointment shall lie exclusively with the Bond Trustee.

(d)

The functions, rights and obligations of the Security Agent may be determined by a Security Agent Agreement to be entered into between the Bond Trustee and the Security Agent, which the Bond Trustee shall have the right to require each Obligor and any other party to a Finance Document to sign as a party, or, at the discretion of the Bond Trustee, to acknowledge. The Bond Trustee shall at all times retain the right to instruct the Security Agent in all matters, whether or not a separate Security Agent Agreement has been entered into.

(e)	The provisions set out in Clause 16.4 (Expenses, liability and indemnity) shall apply mutatis mutandis to any expenses and liabilities of the Security Agent in connection with the Finance Documents.

17.	AMENDMENTS AND WAIVERS

17.1	Procedure for amendments and waivers

(a)

The Issuer and the Bond Trustee (acting on behalf of the Bondholders) may agree to amend the Finance Documents or waive a past default or anticipated failure to comply with any provision in a Finance Document, provided that:

(i)	such amendment or waiver is not detrimental to the rights and benefits of the Bondholders in any material respect, or is made solely for the purpose of rectifying obvious errors and mistakes;

(ii)	such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or

(iii)	such amendment or waiver has been duly approved by the Bondholders in accordance with Clause 15 (Bondholders’ Decisions).

(b)

Any changes to these Bond Terms necessary or appropriate in connection with the appointment of a Security Agent other than the Bond Trustee shall be documented in an amendment to these Bond Terms, signed by the Bond Trustee (in its discretion). If so desired by the Bond Trustee, any or all of the Transaction Security Documents shall be amended, assigned or re-issued, so that the Security Agent is the holder of the relevant Security (on behalf of the Bondholders). The costs incurred in connection with such amendment, assignment or re-issue shall be for the account of the Issuer.

17.2	Authority with respect to documentation

If the Bondholders have resolved the substance of an amendment to any Finance Document, without resolving on the specific or final form of such amendment, the Bond Trustee shall be considered authorised to draft, approve and/or finalise (as applicable) any required documentation or any outstanding matters in such documentation without any further approvals or involvement from the Bondholders being required.

17.3	Notification of amendments or waivers

(a)

The Bond Trustee shall as soon as possible notify the Bondholders of any amendments or waivers made in accordance with this Clause 17, setting out the date from which the amendment or waiver will be effective, unless such notice according to the Bond Trustee’s sole discretion is unnecessary. The Issuer shall ensure that any amendment to these Bond Terms is duly registered with the CSD.

(b)

Prior to agreeing to an amendment or granting a waiver in accordance with paragraph (a) section (i) of Clause 17.1 (Procedure for amendments and waivers), the Bond Trustee may inform the Bondholders of such waiver or amendment at a relevant information platform.

18.	MISCELLANEOUS

18.1	Limitation of claims

All claims under the Finance Documents for payment, including interest and principal, will be subject to the legislation regarding time-bar provisions of the Relevant Jurisdiction.

18.2	Access to information

(a)

These Bond Terms will be made available to the public and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee will not have any obligation to distribute any other information to the Bondholders or any other person, and the Bondholders have no right to obtain information from the Bond Trustee, other than as explicitly stated in these Bond Terms or pursuant to statutory provisions of law.

(b)

In order to carry out its functions and obligations under these Bond Terms, the Bond Trustee will have access to the relevant information regarding ownership of the Bonds, as recorded and regulated with the CSD.

(c)

The information referred to in paragraph (b) above may only be used for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and shall not disclose such information to any Bondholder or third party unless necessary for such purposes.

18.3	Notices, contact information

(a)

Written notices to the Bondholders made by the Bond Trustee will be sent to the Bondholders via the CSD with a copy to the Issuer and the Exchange (if the Bonds are listed). Any such notice or communication will be deemed to be given or made via the CSD, when sent from the CSD.

(b)

The Issuer’s written notifications to the Bondholders will be sent to the Bondholders via the Bond Trustee or through the CSD with a copy to the Bond Trustee and the Exchange (if the Bonds are listed).

(c)

Notwithstanding paragraph (a) above and provided that such written notification does not require the Bondholders to take any action under the Finance Documents, the Issuer’s written notifications to the Bondholders may be published by the Bond Trustee on a relevant information platform only.

(d)

Unless otherwise specifically provided, all notices or other communications under or in connection with these Bond Terms between the Bond Trustee and the Issuer will be given or made in writing, by letter or e-mail. Any such notice or communication will be deemed to be given or made as follows:

(i)	if by letter, when delivered at the address of the relevant party;

(ii)	if by e-mail, when received; and

(iii) if by publication on a relevant information platform, when published.

(e)	The Issuer and the Bond Trustee shall each ensure that the other party is kept informed of changes in postal address, e-mail address, telephone number and contact persons.

(f)	When determining deadlines set out in these Bond Terms, the following will apply (unless otherwise stated):

(i)	if the deadline is set out in days, the first day of the relevant period will not be included and the last day of the relevant period will be included;

(ii)

if the deadline is set out in weeks, months or years, the deadline will end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline will be the last day of such month; and

(iii)	if a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Day.

18.4	Defeasance

(a)	Subject to paragraph (b) below and provided that:

(i)

an amount sufficient for the payment of principal and interest on the Outstanding Bonds to the relevant Repayment Date (including, to the extent applicable, any premium payable upon exercise of a Call Option), and always subject to paragraph (c) below (the “Defeasance Amount”) is credited by the Issuer to an account in a financial institution acceptable to the Bond Trustee (the “Defeasance Account”);

(ii)	the Defeasance Account is irrevocably pledged and blocked in favour of the Bond Trustee on such terms as the Bond Trustee shall request (the “Defeasance Pledge”); and

(iii)

the Bond Trustee has received such legal opinions and statements reasonably required by it, including (but not necessarily limited to) with respect to the validity and enforceability of the Defeasance Pledge, then;

(A)

the Issuer will be relieved from its obligations under paragraph (a) of Clause 12.2 (Requirements as to Financial Reports), Clause 12.3 (Put Option Event), Clause 12.4 (Material Asset Sale), Clause 12.7 (Information: miscellaneous) and Clause 13 (General and Financial Undertakings);

(B)	any Transaction Security shall be released and the Defeasance Pledge shall be considered replacement of the Transaction Security; and

(C)	any Obligor shall be released from any Guarantee or other obligation applicable to it under any Finance Document.

(b)

The Bond Trustee shall be authorised to apply any amount credited to the Defeasance Account towards any amount payable by the Issuer under any Finance Document on the due date for the relevant payment until all obligations of the Issuer and all amounts outstanding under the Finance Documents are repaid and discharged in full.

(c)

The Bond Trustee may, if the Defeasance Amount cannot be finally and conclusively determined, decide the amount to be deposited to the Defeasance Account in its discretion, applying such buffer amount as it deems necessary.

A defeasance established according to this Clause 18.4 may not be reversed.

19.	GOVERNING LAW AND JURISDICTION

19.1	Governing law

These Bond Terms are governed by the laws of the Relevant Jurisdiction, without regard to its conflict of law provisions.

19.2	Main jurisdiction

The Bond Trustee and the Issuer agree for the benefit of the Bond Trustee and the Bondholders that the City Court of the capital of the Relevant Jurisdiction shall have jurisdiction with respect to any dispute arising out of or in connection with these Bond Terms. The Issuer agrees for the benefit of the Bond Trustee and the Bondholders that any legal action or proceedings arising out of or in connection with these Bond Terms against the Issuer or any of its assets may be brought in such court.

19.3	Alternative jurisdiction

Clause 19 (Governing law and jurisdiction) is for the exclusive benefit of the Bond Trustee and the Bondholders and the Bond Trustee have the right:

(a)	to commence proceedings against the Issuer or any other Obligor or any of their respective assets in any court in any jurisdiction; and

(b)	to commence such proceedings, including enforcement proceedings, in any competent jurisdiction concurrently.

19.4	Service of process

(a) Without prejudice to any other mode of service allowed under any relevant law, the Issuer:

(i)	irrevocably appoints MHWirth AS (registration number 942 524 544) as its agent for service of process in relation to any proceedings in connection with these Bond Terms; and

(ii)	agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must immediately (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Bond Trustee. Failing this, the Bond Trustee may appoint another agent for this purpose.

These Bond Terms have been executed in two originals, of which the Issuer and the Bond Trustee shall retain one each.

SIGNATURES:

The Issuer:	As Bond Trustee and Security Agent:

HMH HOLDING B.V.	NORDIC TRUSTEE AS

/s/ Dan-Erik Nilsen	/s/ Vivian Trøsch
By: Dan-Erik Nilsen	By: Vivian Trøsch
Position: Attorney-in-fact	Position: Authorised signatory

ATTACHMENT 3

AGREED SECURITY PRINCIPLES

The Transaction Security and Guarantees shall be granted subject to the following principles:

(i)

general statutory and customary limitations (e.g. financial assistance or corporate benefit limitations) may limit the ability of an Obligor or Security Provider to guarantee or provide Security or require that such guarantee or Security is limited by an amount or otherwise;

(ii)

only entities wholly owned (directly or indirectly) by the Issuer or jointly wholly owned (directly or indirectly) by the Issuer and any Parent Entity (in each case, a “Relevant Entity”), shall be required to provide Guarantees and/or Security, provided (a) that the Issuer shall use its best efforts to get consent from any other shareholder in a partly owned entity (other than a Relevant Entity) for such partly owned entity to provide a Guarantee, and if obtained, shall grant a Guarantee subject to the other Agreed Security Principles, and (b) if such consent is not obtained, procure that a Guarantee is provided by the nearest Relevant Entity of such partly owned entity and that security over the shares in the nearest Relevant Entity is granted.

(iii)

Security over shares in any partly owned entity (other than a Relevant Entity) shall (a) only extend to shares owned by a Relevant Entity and be subject to any contractual limitations in respect of such Security, provided that the Issuer shall make reasonable efforts to remove any such contractual limitations, and (b) if Security over such shares cannot be created and or perfected due to contractual limitations, be granted over the shares in the nearest Relevant Entity being a direct or indirect parent entity of such partly owned entity. If such restriction ceases to apply, such member of the Group shall promptly thereafter become a Guarantor and grant the relevant Security.

(iv)

Material Subsidiaries and Security Providers will not be required to give guarantees or enter into Transaction Security Documents if it would conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a material risk of personal or criminal liability on the part of any officer provided that the relevant Material Subsidiary or Security Provider shall use reasonable endeavours to overcome any such obstacle (taking into account e.g. the cost and resources required to overcome any such obstacle);

(v)

any Security or any Guarantee, and the extent of its perfection and scope, shall take into account the cost, work and time of providing the same which must not be disproportionate to the benefit accruing to the Bondholders;

(vi)

no Obligor or Security Provider shall be under an obligation to grant any Security over any assets or guarantee which would impose a stamp duty, registration fee or similar on it unless such stamp duty or registration fee is negligible;

(vii)

the Issuer may elect to provide share Security over the direct holding company of any Material Subsidiary (rather than the Material Subsidiary itself) if it deems this advisable in light of any limitations or costs listed above; and

(viii)

the Transaction Security Documents and Guarantees shall operate to create Security or guarantees rather than to impose any new commercial obligations and shall, accordingly, not contain additional or duplicate representations or undertakings to those contained in the Bond Terms unless required for the creation, perfection or preservation of the Security or guarantee and shall not be unduly burdensome on the Obligor or Security Provider or interfere unreasonably with the operation of its business.